UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Neurocrine Biosciences, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, CA 92130

Notice of Annual Meeting of Stockholders

To Be Held on May 22, 2017

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), will be held on May 22, 2017, at 10:30 a.m., local time, at the Company’s corporate headquarters located at 12780 El Camino Real, San Diego, California 92130, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	The election of the three nominees for Class III Director named herein to the Board of Directors to serve for a term of three years;

2.	An advisory vote on the compensation paid to the Company’s named executive officers;

3.	An advisory vote on the frequency of advisory voting on the compensation paid to the Company’s named executive officers;

4.	To approve an amendment to the Company’s 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 15,500,000 to 17,000,000;

5.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

6.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any continuation, adjournment or postponement thereof.

Only stockholders of record at the close of business on March 31, 2017 are entitled to receive notice of and to vote at the Annual Meeting of Stockholders.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. However, to assure your representation at the Annual Meeting of Stockholders, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope, or vote by telephone or internet (instructions have been provided on your proxy card). Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors,

Darin Lippoldt

Chief Legal Officer and Corporate Secretary

San Diego, California

April 20, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’

Meeting to be Held on May 22, 2017 at 10:30 a.m. Local Time at

12780 El Camino Real, San Diego, California 92130.

The proxy statement and annual report to stockholders are available at

www.proxyvote.com. Please have the control number on your proxy card available.

NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, California 92130

PROXY STATEMENT

The enclosed Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company” or “Neurocrine”), for use at its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 22, 2017 beginning at 10:30 a.m., local time, or at any continuations, postponements or adjournments thereof for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters, located at 12780 El Camino Real, San Diego, California 92130. The Company’s phone number is (858) 617-7600.

This proxy statement is being first mailed on or about April 20, 2017 to all stockholders entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this proxy statement, including the election of the three nominees for Class III Director named herein, an advisory vote on the compensation paid to the Company’s named executive officers, an advisory vote on the frequency of advisory voting on the compensation paid to the Company’s named executive officers, approval of an amendment increasing the number of shares of common stock reserved for issuance under the Company’s 2011 Equity Incentive Plan from 15,500,000 to 17,000,000, and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. In addition, following the Annual Meeting, management will report on the performance of the Company and respond to questions from stockholders.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on March 31, 2017 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. At the close of business on the Record Date, 87,519,910 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any continuations, postponements or adjournments of the Annual Meeting.

Each outstanding share of the Company’s common stock will be entitled to one vote on each proposal considered at the Annual Meeting.

What constitutes a quorum? What are broker non-votes? What are advisory votes?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 87,519,910 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 43,759,956 shares will be required to establish a quorum. The presence of a quorum will be determined by the Inspector of Elections (the “Inspector”).

Proxies received but marked as abstentions, as well as “broker non-votes,” will be included in the calculation of the number of shares considered to be present at the Annual Meeting. Broker non-votes occur when a holder of shares in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (the “NYSE”), “non-routine” matters are matters that may substantively affect the rights or privileges of stockholders, such as mergers, stockholder proposals and elections of directors, even if not contested. In addition, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, advisory votes on executive compensation and on the frequency of advisory votes on executive compensation are non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Only ratification of our independent registered public accounting firm under Proposal Five is considered a routine matter.

The votes on Proposals Two and Three are advisory. Neither the approval nor the disapproval of Proposal Two or the outcome of the vote on Proposal Three will be binding on the Company or the Board of Directors and neither will create or imply any change to the fiduciary duties of the Board of Directors. However, the Company and the Board of Directors will consider the results of the advisory votes on Proposal Two and Proposal Three in making future decisions about compensation of the Company’s named executive officers and frequency of future advisory votes on the compensation paid to the Company’s named executive officers.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in certificate form and attend the Annual Meeting), you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. To assist in soliciting proxies (votes), the Company may retain a professional proxy solicitation firm, at an approximate cost of $10,000. Proxies also may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally, by telephone or by other appropriate means.

Can I vote by telephone or electronically?

If you are a registered stockholder you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on May 21, 2017.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. Your proxy will also be revoked if you attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your ordinary shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

•	for election of the three nominees for Class III Director named herein (see Proposal One);

•	for an advisory vote on the compensation paid to the Company’s named executive officers (see Proposal Two);

•	for annual advisory voting on the compensation paid to the Company’s named executive officers (see Proposal Three);

•	for approval of the amendment to the Company’s 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 15,500,000 to 17,000,000 (see Proposal Four); and

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (see Proposal Five).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, other than Proposal Three, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. For Proposal Three, the frequency receiving the highest number of affirmative votes of the shares represented in person or by proxy and entitled to vote on the item will be considered the frequency preferred by the stockholders. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of shares represented in person or by proxy at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote for each other item, other than Proposal Three. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to each of the other matters to be acted upon, other than Proposal Five. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on and will not be counted for any other matter to be acted upon, other than Proposal Five. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who counts the votes?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector.

What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders are available on the Internet at www.proxyvote.com. Please have the control number on your proxy card available.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

STOCK OWNERSHIP

Who are the principal stockholders, and how much stock does management own?

The following table sets forth the beneficial ownership of the Company’s common stock as of March 15, 2017 by (i) each of the executive officers named in the table under the heading “Summary Compensation Table,” (ii) each current director, (iii) all current directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock. The table is based upon information supplied by our executive officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the “SEC”). A total of 87,519,910 shares of the Company’s common stock were issued and outstanding as of March 15, 2017.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned (2)	Number of Shares of Common Stock Acquirable Within 60 Days (3)	Total Number of Shares of Common Stock Beneficially Owned (4)	Percent Ownership
FMR LLC (5)	12,950,296	—	12,950,296	14.8%
245 Summer Street, Boston, MA 02109
T. Rowe Price Associates, Inc. (6)	5,980,163	—	5,980,163	6.8%
100 East Pratt Street, Baltimore, MD 21202
BlackRock, Inc. (7)	5,255,737	—	5,255,737	6.0%
55 East 52nd Street, New York, NY 10022
The Vanguard Group (8)	6,442,210	—	6,442,210	7.4%
100 Vanguard Blvd., Malvern, PA 19355
Kevin C. Gorman, Ph.D.	314,703	960,352	1,275,055	1.4%
Timothy P. Coughlin (9)	137,961	335,028	472,989	*
Christopher F. O’Brien, M.D.	37,038	425,545	462,583	*
Eric Benevich	1,222	48,603	49,825	*
Haig P. Bozigian, Ph.D.	117,666	417,452	535,118	*
William H. Rastetter, Ph.D.	14,250	126,493	140,743	*
Gary A. Lyons	282,066	98,744	380,810	*
Corinne H. Nevinny	25,555	113,744	139,299	*
Joseph A. Mollica, Ph.D.	37,354	118,744	156,098	*
George J. Morrow	—	34,855	34,855	*
Richard F. Pops	16,472	113,744	130,216	*
Alfred W. Sandrock, Jr., M.D., Ph.D.	—	35,966	35,966	*
Stephen A. Sherwin, M.D.	43,879	98,744	142,623	*
All current executive officers and directors as a group (17 persons)	1,069,576	3,275,225	4,344,801	4.8%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company’s common stock as of March 15, 2017.
(1)	The address of each beneficial owner named is c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, unless otherwise indicated.
(2)	Represents shares of common stock owned, excluding shares of common stock subject to stock options that are listed under the heading “Number of Shares of Common Stock Acquirable Within 60 Days,” by the named parties as of March 15, 2017.
(3)	Shares of common stock subject to stock options currently exercisable or exercisable within 60 days of March 15, 2017, regardless of exercise price, are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(5)	Based on Amendment No. 7 to Schedule 13G filed by FMR LLC (“FMR”) on February 14, 2017, reporting ownership as of December 31, 2016. According to such filing, FMR beneficially owns 12,950,296 shares of common stock and has sole voting power as to 1,419,967 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock held by FMR.
(6)	Based on Amendment No. 5 to Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) filed on February 7, 2017, reporting ownership as of December 31, 2016. According to such filing, Price Associates beneficially owns 5,980,163 shares of common stock and has sole voting power as to 1,141,064 shares of common stock. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(7)	Based on Amendment No. 4 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 25, 2017, reporting ownership as of December 31, 2016. According to such filing, BlackRock beneficially owns 5,255,737 shares of common stock and sole voting power as to 4,963,323 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the common stock held by BlackRock. No one person’s interest in the common stock held by BlackRock is more than five percent of the Company’s total outstanding common stock.
(8)	Based on Amendment No. 1 to Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 10, 2017, reporting ownership as of December 31, 2016. According to such filing, Vanguard Group beneficially owns 6,442,210 shares of common stock and sole voting power as to 50,849 shares of common stock.
(9)	Mr. Coughlin resigned as our Chief Financial Officer effective February 15, 2017 (the “Resignation Date”), but he will remain an employee of the Company following the Resignation Date until December 31, 2017, or such earlier date that Mr. Coughlin’s employment with the Company terminates, in order to provide transition services to his successor and other Company employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who beneficially own 10% or greater of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% or greater stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that its officers, directors and 10% or greater stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2016.

BOARD OF DIRECTORS AND COMMITTEES

General

The Company’s bylaws, as amended, provide that the Board of Directors will be comprised of nine directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (William H. Rastetter, Ph.D., Joseph A. Mollica, Ph.D. and George J. Morrow), three directors in Class II (Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D.), and three directors in Class III (Kevin C. Gorman, Ph.D., Gary A. Lyons and Alfred W. Sandrock, Jr., M.D., Ph.D.). With the exception of Kevin C. Gorman, Ph.D., who is the Chief Executive Officer of the Company, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class III hold office until the 2017 Annual Meeting of Stockholders, the directors in Class I hold office until the 2018 Annual Meeting of Stockholders and the directors in Class II hold office until the 2019 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors Kevin C. Gorman, Ph.D., Gary A. Lyons and Alfred W. Sandrock, Jr., M.D., Ph.D. will expire at the 2017 Annual Meeting. At the 2017 Annual Meeting, the stockholders will elect three Class III directors for a term of three years.

Director Biographies

Kevin C. Gorman, Ph.D. has been employed with the Company since 1993. He was appointed President and Chief Executive Officer in January 2008 after having served as Executive Vice President and Chief Operating Officer since September 2006 and prior to that, as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. He currently serves as Chief Executive Officer and has served on the Board of Directors since January 2008. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P. where he was responsible for the early stage founding of the Company and several other biotechnology companies such as Onyx Pharmaceuticals, Inc., Metra Biosystems, Inc., Idun Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Dr. Gorman received his Ph.D. in immunology and M.B.A. in Finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University.

William H. Rastetter, Ph.D. has served on the Board of Directors since February 2010 and as Chairman of the Board of Directors since May 2011. Currently, he serves as the Chairman of the Board of Directors for each of Fate Therapeutics, a company focused on stem cell research, and Cerulean Pharma, Inc., a company focused on innovative oncology therapies, both of which are publicly traded, and Grail, Inc., a privately held company using next-generation sequencing and machine learning to develop cancer screening technologies. Dr. Rastetter also serves on the Board of Directors at Regulus Therapeutics, a company focused on RNA based therapeutics. Dr. Rastetter served as Chairman of the Board of Directors of Illumina, Inc., a biotechnology company, from January 2005 to January 2016, and served on its Board of Directors from November 1999 to January 2016. He was a founder of Receptos, Inc. in 2009 and served as its Chairman until the sale of the company to Celgene in 2015. He was a partner in the venture capital firm, Venrock, from 2006 through early 2013 and was Executive Chairman of Biogen Idec, Inc. from 2003 to 2005. Earlier, he served as Chairman and Chief Executive Officer of IDEC Pharmaceuticals Corporation until its merger with Biogen in 2003; he joined IDEC Corporation as its Chief Executive Officer at the company’s founding in 1986. From 1984 to 1986, Dr. Rastetter was Director of Corporate Ventures at Genentech, where from 1982 to 1984 he held scientific positions. Dr. Rastetter held various faculty positions at the Massachusetts Institute of Technology and Harvard University and is an Alfred P. Sloan Fellow. Dr. Rastetter holds a S.B. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University.

Gary A. Lyons has served on the Board of Directors since joining Neurocrine in February 1993. Mr. Lyons served as the President and Chief Executive Officer of the Company from February 1993 through January 2008. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development and Vice President of Sales. Mr. Lyons currently serves as Chairman of the Board of Directors for each of Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for the treatment of inflammatory/autoimmune and metabolic diseases, and Retrophin, Inc., a company focused on developing drugs for the treatment of debilitating and often life-threatening diseases. Mr. Lyons also serves on the Board of Directors of Vical Incorporated, a biotechnology company focused on the prevention and treatment of serious or life-threatening diseases and Cytori Therapeutics, Inc., a company focused on stem cell therapies. Mr. Lyons was previously a director of PDL BioPharma, Inc., Poniard Pharmaceuticals, Inc., Neurogesx, KaloBios Pharmaceuticals, Inc., and Facet Biotech Corporation. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

Joseph A. Mollica, Ph.D. has served on the Board of Directors since June 1997 and as Chairman of the Board from 1998 until 2011. From 2004 to 2008, Dr. Mollica served as the Chairman of the Board of Pharmacopeia Drug Discovery, Inc., a biopharmaceutical company focused on drug discovery and development. From 1994 to 2004, Dr. Mollica served as the Chairman of the Board of Directors, President and Chief Executive Officer of Accelrys, Inc., the former parent of Pharmacopeia Drug Discovery. From 1987 to December 1993, Dr. Mollica served as Vice President, Medical Products of DuPont Company and then as President and CEO of DuPont Merck Pharmaceutical Company from 1991 to 1993. At Ciba-Geigy Ltd., where he was employed from 1966 to 1986, he served in a variety of positions of increasing responsibility, rising to Senior Vice President of Ciba-Geigy’s Pharmaceutical Division. Dr. Mollica was previously a director of Cytogen Corporation, Celator Pharmaceuticals, Inc., Redpoint Bio Corporation and Genencor International. Over the past 20 years, Dr. Mollica has served on the boards of more than a dozen public, private and not-for-profit boards. He received his B.S. from the University of Rhode Island, his M.S. and Ph.D. from the University of Wisconsin and his Sc.D.h.c. from the University of Rhode Island.

George J. Morrow has served on the Board of Directors since October 2015. He previously served as Executive Vice President, Global Commercial Operations at Amgen Inc., a global biotechnology company, from 2003 until his retirement in 2011, and then served as a consultant to Amgen Inc. from February 2011 until January 2013. Mr. Morrow also served as Amgen’s Executive Vice President of Worldwide Sales and Marketing from 2001 to 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, last serving as President and Chief Executive Officer of Glaxo Wellcome Inc. Mr. Morrow currently serves on the Board of Directors of Align Technology, Inc., Otonomy, Inc. and Vical Incorporated. Mr. Morrow has served previously on boards for Glaxo Wellcome, Inc., Human Genome Sciences, Inc., Safeway, Inc., the Johns Hopkins School of Public Health, National Commerce Bank and the Duke University Fuqua School of Business. Mr. Morrow holds a B.S. in chemistry from Southampton College, Long Island University, an M.S. in biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

Corinne H. Nevinny has served on the Board of Directors since June 2004. Ms. Nevinny is currently a General Partner of LMNVC LLC, a privately held venture firm. From 2003 to 2010, Ms. Nevinny held various positions at Edwards Lifesciences, Inc., the global leader in the science of heart valves and hemodynamic monitoring. She served as Corporate Vice President and the General Manager of the Cardiac Surgery Systems and Vascular business units, was responsible for Edwards’ global operations and served as Chief Financial Officer and Treasurer. Before joining Edwards in 2003, Ms. Nevinny was Vice President, Chief Financial Officer of Tularik, Inc., a company involved in the discovery and development of drugs based on gene regulation, which was sold to Amgen, Inc. in 2004. Prior to joining Tularik, she was Executive Director-Health Care Group at Warburg Dillon Read LLC, an investment bank. Ms. Nevinny was previously on the Board of Directors of Onyx Pharmaceuticals, Inc., a biopharmaceutical company focused on the treatment of cancer that was sold to Amgen in 2013, and the Board of Directors of Avanir Pharmaceuticals, Inc., a biopharmaceutical company focused on central nervous system disorders that was acquired by Otsuka Pharmaceutical in 2015. Ms. Nevinny received her undergraduate degree in industrial engineering from Stanford University and her Master’s degree in business administration from Harvard Business School.

Richard F. Pops has served on the Board of Directors since April 1998. Mr. Pops is the Chairman and Chief Executive Officer of Alkermes, Inc. He joined Alkermes as Chief Executive Officer in February 1991. Under his leadership, Alkermes has grown from a privately held research-based company with 25 employees to an international, publicly traded pharmaceutical company with more than 1,300 employees. In addition to Alkermes, he currently serves on the Board of Directors of Acceleron Pharma, Inc., a biotechnology company focused on musculoskeletal and metabolic therapeutics; Epizyme Corporation, a biotechnology company focused on epigenetics; the Biotechnology Industry Organization; and the Pharmaceutical Research and Manufacturers of America (PhRMA). He has previously served on the board of directors of two other publicly traded biopharmaceutical companies, Sirtris Pharmaceuticals from 2004 to 2008, and CombinatoRx, Incorporated from 2001 to 2009. Mr. Pops also served on the board of directors of Reliant Pharmaceuticals, a privately held pharmaceutical company purchased by GlaxoSmithKline in 2007, and on the advisory board of Polaris Venture Partners. He was a member of the Harvard Medical School Board of Fellows through June 2012. In 2014 Mr. Pops was appointed to FasterCures’ Value & Coverage Advisory Council, which is designed to provide guidance on fostering a coverage and reimbursement environment that incentivizes biomedical innovation and ensures that patients have meaningful access to life-saving therapies. He holds a B.A. in economics from Stanford University.

Alfred W. Sandrock, Jr., M.D., Ph.D. has served on our Board of Directors since September 2015. He has been employed in a number of executive roles with increasing responsibility at Biogen, Inc., a global biotechnology company, since 1998. He currently serves as Biogen’s Executive Vice President, Neurology Discovery & Development Center, Neurodegeneration Therapeutic Area and Chief Medical Officer and has served in these positions since November 2015. Dr. Sandrock previously served as Biogen’s Group Senior Vice President from May 2014 to October 2015 as well as Chief Medical Officer since February 2012. His former positions include Senior Vice President of Development Sciences, Senior Vice President of Neurology Research and Development, and Vice President of Clinical Development, Neurology. Dr. Sandrock received his B.A. in human biology from Stanford University, an M.D. from Harvard Medical School, and a Ph.D. in neurobiology from Harvard University. He completed an internship in medicine, a residency and chief residency in neurology, and a clinical fellowship in Neuromuscular Disease and Clinical Neurophysiology (electromyography) at Massachusetts General Hospital.

Stephen A. Sherwin, M.D. has served on the Board of Directors since April 1999. Dr. Sherwin currently divides his time between advisory work in the life science industry and patient care and teaching in his specialty of medical oncology. He is a Clinical Professor of Medicine at the University of California, San Francisco, and a volunteer Attending Physician in Hematology-Oncology at San Francisco General Hospital. Dr. Sherwin currently serves on the Board of Directors of Aduro Biotech, Inc., Biogen Inc., Rigel Pharmaceuticals, Inc., and Verastem, Inc. Previously Dr. Sherwin served on the Board of Vical Incorporated from 2013 to 2015 and was Chairman and Chief Executive Officer of Cell Genesys, Inc., a cancer immunotherapy company, from 1990 until the company’s merger in 2009 with BioSante Pharmaceuticals (now ANI Pharmaceuticals). He was also a co-founder and chairman of Abgenix, Inc., an antibody company which was acquired by Amgen in 2006, and co-founder and Chairman of Ceregene, Inc., a gene therapy company which was acquired by Sangamo Biosciences in 2013. From 1983 to 1990, Dr. Sherwin held various positions in clinical research at Genentech Inc., most recently that of Vice President. Prior to 1983, he was on the staff of the National Cancer Institute. In addition, Dr. Sherwin previously served on the Board of Directors of the Biotechnology Industry Organization from 2001 to 2014 and as its Chairman from 2009 to 2011. Dr. Sherwin holds a B.A. in biology summa cum laude from Yale University and an M.D. from Harvard Medical School, and is board-certified in internal medicine and medical oncology.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Neurocrine is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices. The Board of Directors has adopted Corporate Governance Guidelines which describe our corporate governance practices and address corporate governance issues such as Board composition, responsibilities and director qualifications. These guidelines are available at www.neurocrine.com.

What is the Board’s leadership structure?

It is the Company’s policy to separate the roles of Chief Executive Officer and Chairman of the Board. This separation recognizes the independent roles of the Board of Directors, Chairman of the Board and Chief Executive Officer. The Board of Directors sets Company strategy and provides oversight and accountability for the Chief Executive Officer and Company management. The Chairman of the Board presides over the Board of Directors and provides guidance to the Chief Executive Officer. The Chief Executive Officer and the balance of the Board of Directors set Company goals with the Chief Executive Officer providing leadership and day to day oversight in furtherance of those goals. The Company believes that separation of the Board of Directors and Company leadership reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the Company and its stockholders.

Are the members of the Board independent?

The Board of Directors annually reviews the independence of each of the directors. With the exception of Kevin C. Gorman, Ph.D., who is the Chief Executive Officer of Neurocrine, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

How often did the Board meet during fiscal 2016?

The Board of Directors held a total of four meetings during 2016. For 2016, the Board of Directors had an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee, and a Science and Medical Technology Committee. Charters for each of these committees have been established and approved by the Board of Directors and current copies of the charters for each of the committees have been posted on the Company’s website at www.neurocrine.com. During 2016, no director attended fewer than 75% of the aggregate of the total meetings of the Board of Directors and no director attended fewer than 75% of the total number of meetings held by all committees of the Board of Directors on which such director served.

What are the various committees of the Board and which directors are on those committees?

The Company’s Audit Committee is comprised entirely of directors who meet the independence requirements set forth in Nasdaq Stock Market Rule 5605(c)(2)(A). Information regarding the functions performed by the committee, its membership, and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this annual proxy statement. The members of the Audit Committee are Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D. The Board of Directors has determined that Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D. are “audit committee financial experts” within the meaning of item 407(d)(5) of SEC Regulation S-K. The committee met four times during 2016.

The Company’s Compensation Committee consists of directors Richard F. Pops, George J. Morrow and Joseph Mollica, Ph.D. This committee met seven times during 2016. The Compensation Committee reviews and recommends to the Board of Directors the compensation of executive officers and other employees of the Company. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. Each of the current members of the Compensation Committee is an “independent director” as defined by Nasdaq Stock Market Rule 5605(a)(2).

The Company has a Nominating/Corporate Governance Committee currently comprised Stephen A. Sherwin, M.D., Joseph A. Mollica, Ph.D. and Alfred W. Sandrock, Jr. M.D., Ph.D., all of whom are “independent directors” as defined by Nasdaq Stock Market Rule 5605(a)(2). The Nominating/Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including administration of the Company’s Code of Business Conduct and Ethics, which applies to all of the Company’s officers, directors and employees, and is available on the Company’s website at www.neurocrine.com. The functions of this committee also include consideration of the composition of the Board of Directors and recommendation of individuals for election as directors of the Company. The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, provided such nominations are made pursuant to the Company’s bylaws and applicable law. The committee met three times during 2016.

The Board created a Science and Medical Technology Committee in 2016, and it is currently comprised of Gary A. Lyons, William H. Rastetter, Ph.D. and Alfred W. Sandrock, Jr. M.D., Ph.D. The purpose of the Science and Medical Technology Committee is to assist the Board of Directors in its oversight of management’s exercise of its responsibility to make significant scientific judgments relating to the Company’s research and development activities and portfolio. The committee met three times during 2016.

Compensation Committee interlocks and insider participation

During 2016, the Compensation Committee consisted of Joseph A. Mollica, W. Thomas Mitchell, George J. Morrow and Richard F. Pops. Mr. Mitchell served on the Compensation Committee until he resigned from the Board of Directors on May 19, 2016. Mr. Morrow joined the Compensation Committee in February 2016. No interlocking relationship existed between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

What is our director nomination process?

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s corporate governance principles, which include the following:

Directors should possess the highest ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. They also must have experience they can draw upon to help direct the business strategies of the Company together with sound judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members and management in dialogue and the decision-making process.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board of Directors for an extended period of time.

Directors should notify the Chairman of the Board and Chairman of the Nominating/Corporate Governance Committee in the event of any significant change in their employment responsibilities or affiliations. Director nominees should meet the Director Qualification requirements set forth in the Company’s Corporate Governance Guidelines.

In evaluating director nominees, the Nominating/Corporate Governance Committee considers the following factors: personal and professional integrity, ethics and values including any potential conflicts of interest; experience in corporate management and the biopharmaceutical industry, such as serving as an officer or former officer of a publicly held company; experience as a board member of another publicly held company; and additionally, for nominees seeking re-election, meeting attendance and participation and compliance with Company policies.

It is the Company’s policy to have a diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes represented on the Board of Directors. The Nominating/Corporate Governance Committee considers the diversity of the Board of Directors when evaluating candidates for election or re-election to the Board of Directors.

The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

In addition to the foregoing, the Nominating/Corporate Governance Committee Charter and Corporate Governance Guidelines set forth minimum criteria for director nominees. The Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee does, however, believe that at least one, and preferably several members of the Board of Directors, meet the criteria for an “audit committee financial expert” as defined by SEC rules. The following paragraphs provide information as of the date of this proxy statement about the specific experience, qualifications, attributes and skills of each nominee and current member of the Board of Directors that led the Board to conclude that such person should serve as a director. In addition to the information below regarding each Board member, we also believe that all of our directors have a reputation for honesty, integrity and highest ethical standards. They each have demonstrated business acumen, an ability to exercise sound judgment and a commitment to serve the Company.

Class III Directors Nominated for Re-election at the 2017 Annual Meeting

The nomination of Kevin C. Gorman, Ph.D. for election to the Company’s Board of Directors is based on the fact that as Chief Executive Officer of the Company, Dr. Gorman has extensive knowledge of our product candidates, our employees and the industry in which we operate. Dr. Gorman has also demonstrated exceptional leadership skills, sound business judgment and a strong commitment to the Company.

The nomination of Gary A. Lyons for election to the Company’s Board of Directors is based on Mr. Lyons’ extensive business development and corporate governance experience and, as the Company’s former Chief Executive Officer, his in-depth understanding of the Company’s product candidates, management and culture. With this history with the Company and management, Mr. Lyons brings a unique perspective and point of view to the Company’s Board of Directors.

The nomination of Alfred W. Sandrock, Jr., M.D., Ph.D. for election to the Company’s Board of Directors is based on his extensive experience and credentials in the biotechnology industry as an Executive Vice President of Biogen and his extensive experience in successfully leading development teams. In addition, Dr. Sandrock’s medical expertise in neurology and his scientific background provide a unique contribution to the Board of Directors.

Class I Directors Continuing Until 2018 Annual Meeting

The continued service of Joseph A. Mollica, Ph.D. on the Company’s Board of Directors is based is based on his years of experience in the pharmaceutical industry including his wide range of leadership experience, roles and responsibilities with companies such as Pharmacopeia Drug Discovery, Inc., Accelrys, Dupont Company, Dupont Merck Pharmaceutical Company and Ciba-Geigy and his service on a number of life science company Boards. Dr. Mollica contributes a significant history and depth of experience in the biopharmaceutical industry to the Board of Directors.

The continued service of George J. Morrow on the Company’s Board of Directors is based on his extensive commercialization experience at Amgen, his broad executive experience at GlaxoSmithKline Inc., and his years of experience in corporate governance as a board member of several publicly traded companies. Mr. Morrow’s board, leadership experience and commercialization expertise prove valuable strategic insights to the Board of Directors.

The continued service of William H. Rastetter, Ph.D. on the Company’s Board of Directors is based on Dr. Rastetter’s scientific and technical expertise combined with his business experience in leading rapidly growing companies in the life science industry. The Company’s continued growth is dependent on scientific and technical advances, and the Board of Directors believes that Dr. Rastetter offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Rastetter’s board and executive leadership experience at other life science companies provides valuable strategic and governance insight to the Board of Directors as a whole.

Class II Directors Continuing Until 2019 Annual Meeting

The continued service of Corinne H. Nevinny on the Company’s Board of Directors is based on her global expertise as a prior President for Global Operations of Edward Lifesciences, Inc., her financial background as a prior Chief Financial Officer for Edwards Lifesciences and Tularik, Inc., her experience as board and audit committee members at other publicly traded biotechnology companies, and her capital markets experience as Executive Director-Health Care Group at Warburg Dillon Read LLC. Her combination of financial, global and capital markets experience has in the past, and will in the future, help guide the Company’s financial and capital strategies.

The continued service of Richard F. Pops on the Company’s Board of Directors is based on his leadership experience and track record for growing companies, his strength in business strategy and his financial acumen and capital markets experience. In addition, Mr. Pops is recognized for his service to the biopharmaceutical industry as a member of the Boards of the Biotechnology Industry Organization and the Pharmaceutical Research and Manufacturers of America. His breadth and range of industry experience from operations and strategy is a significant contribution to the Board of Directors.

The continued service of Stephen A. Sherwin, M.D. on the Company’s Board of Directors is based on his experience and credentials in the biotechnology industry as the former Chief Executive Officer of Cell Genesys, Inc., the former chairman and co-founder of Abgenix, Inc., the chairman and co-founder of Ceregene, Inc., and his positions at Genentech, Inc. and the National Cancer Institute. Dr. Sherwin is also currently Chairman Emeritus of the Biotechnology Industry Organization. In addition to his biotechnology credentials, Dr. Sherwin’s medical expertise in internal medicine and medical oncology provides a unique contribution to the Board of Directors.

Identification and Evaluation of Nominees for Director

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for service and who are willing to continue are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining members who would offer a new perspective. If any member of the Board of Directors does not wish to continue in service, or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating/Corporate Governance Committee generally polls the Board of Directors and members of management for their recommendations and may also seek input from third-party search firms. The Nominating/Corporate Governance Committee may also seek input from industry experts or analysts. The Nominating/Corporate Governance

Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Company’s independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Company’s Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

We have not received director candidate recommendations from the Company’s stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by members of our Board of Directors, management or other parties are evaluated. Accordingly, our Board of Directors believes a formal policy regarding consideration of such recommendations is unnecessary.

What is our process for stockholder communications with the Board of Directors?

Stockholders of the Company wishing to communicate with the Company’s Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, Attn: Corporate Secretary. Each communication must set forth:

•	the name and address of the Company stockholder on whose behalf the communication is sent; and

•	the number of Company shares that are beneficially owned by such stockholder as of the date of the communication.

Each stockholder communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications.

Communications determined by the Corporate Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

What is the Board’s role in risk oversight?

While the Board of Directors has ultimate oversight responsibility for the risk management process, it has delegated portions of this responsibility to various committees. The Board of Directors and its committees oversee risk throughout the business with focus on financial risk, legal/compliance risk and strategic risk. The Audit Committee focuses on financial risk and internal controls and receives an annual financial risk assessment from the Company’s independent registered public accounting firm. The Nominating/Corporate Governance Committee and Audit Committee each focus on legal/compliance risk with the Nominating/Corporate Governance Committee taking the lead on the governance and management process and the Audit Committee taking the lead on SEC reporting and compliance. The Compensation Committee addresses compensation policies and practices as they relate to risk management practices and risk-taking incentives. The participation of the full Board of Directors in setting the Company’s business strategy incorporates assessment of strategic risk for the Company overall.

How do the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives?

During 2016, the Compensation Committee, in conjunction with the Board of Directors, conducted an assessment of how the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives. As part of the process, the Compensation Committee engaged the services of an external, independent compensation consulting firm to conduct an independent risk assessment. Based on this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

What is our policy regarding Board member attendance at the Company’s Annual Meeting?

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting. Directors Dr. Rastetter and Dr. Gorman attended the 2016 Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is currently comprised of directors Corinne H. Nevinny, Richard F. Pops, and Stephen A. Sherwin, M.D. All current committee members satisfy the definition of “independent director” as established in the Nasdaq Stock Market qualification requirements. The Audit Committee met four times during the year ended December 31, 2016.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2016 with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard No. 16, Communications with Audit Committees , as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The independent registered public accounting firm also is responsible for performing an independent audit of the Company’s internal control over financial reporting in accordance with the auditing standards of the PCAOB. In addition, the Audit Committee has discussed the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission. The

Audit Committee and the Board of Directors are also seeking stockholder ratification of the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Respectfully submitted by:

AUDIT COMMITTEE

Corinne H. Nevinny

Richard F. Pops

Stephen A. Sherwin, M.D.

Audit and non-audit fees

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows:

	2016	2015
Audit fees (1)	$479,267	$575,798
Audit related fees (2)	—	—
Tax fees (3)	39,656	50,000
All other fees (4)	—	—

Total	$518,923	$625,798

(1)	Audit fees consist of fees for professional services performed by Ernst & Young LLP for the integrated audit of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Company’s 10-Q filings, review of registration statements on Form S-3 and Form S-8, and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit related fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. For 2016, these fees were related to tax preparation services. For 2015, these fees included $40,000 for tax preparation services and $10,000 for services related to Section 382 studies for net operating loss utilization.
(4)	All other fees consist of fees for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of that firm. All of the services rendered by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below.

Audit Committee policy regarding pre-approval of audit and permissible non-audit services of our independent registered public accounting firm

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically (at least quarterly) report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

COMPENSATION COMMITTEE REPORT

The following Report of the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:

COMPENSATION COMMITTEE

Richard F. Pops

George J. Morrow

Joseph A. Mollica

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s bylaws, as amended, provide that the Board of Directors will be comprised of nine directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (Joseph A. Mollica, Ph.D., George J. Morrow and William H. Rastetter, Ph.D.), three directors in Class II (Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D.), and three directors in Class III (Kevin C. Gorman, Ph.D., Gary A. Lyons and Alfred W. Sandrock, M.D., Ph.D.). With the exception of Kevin C. Gorman, Ph.D., who is the Chief Executive Officer of Neurocrine, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class III hold office until the 2017 Annual Meeting of Stockholders, the directors in Class I hold office until the 2018 Annual Meeting of Stockholders and the directors in Class II hold office until the 2019 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the elected directors will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors Kevin C. Gorman, Ph.D., Gary A. Lyons and Alfred W. Sandrock, M.D., Ph.D. will expire at the 2017 Annual Meeting. At the 2017 Annual Meeting, the stockholders will elect three Class III directors for a term of three years.

Nominees for Election at the Annual Meeting

All of the nominees (Kevin C. Gorman, Ph.D., Gary A. Lyons and Alfred W. Sandrock, M.D., Ph.D.) are currently Class III directors of the Company. All of the nominees were previously elected to the Board of Directors by the Company’s stockholders. Information about the nominees is set forth below:

Name of Director	Age	Position in the Company	Director Since
Kevin C. Gorman, Ph.D.	59	Chief Executive Officer and Director	2008
Gary A. Lyons (4)	66	Director	1993
Alfred W. Sandrock, Jr. M.D., Ph.D. (3) (4)	59	Director	2015

Who are the remaining Directors that are not up for election this year?

The Class I and II directors will remain in office after the 2017 Annual Meeting. The names and certain other current information about the directors whose terms of office continue after the Annual Meeting are set forth below:

Name of Director	Age	Position in the Company	Director Since
Joseph A. Mollica, Ph.D. (2) (3)	76	Director	1997
George J. Morrow (2)	65	Director	2015
Corinne H. Nevinny (1)	57	Director	2004
Richard F. Pops (1) (2)	55	Director	1998
William H. Rastetter, Ph.D. (4)	69	Chairman of the Board	2010
Stephen A. Sherwin, M.D. (1) (3)	68	Director	1999

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating/Corporate Governance Committee.
(4)	Member of the Science and Medical Technology Committee.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the 2017 Annual Meeting and entitled to vote on the election of directors will be elected to the Board of Directors.

Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s Class III nominees named above. If any of the Company’s nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the Company’s nominees will be unable or will decline to serve as a director. The Board of Directors unanimously recommends that stockholders vote “FOR” the Class III nominees named above.

PROPOSAL TWO: ADVISORY VOTE ON

COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

At the 2011 Annual Meeting of Stockholders, the Board of Directors, as a matter of good corporate governance, recommended that the stockholders approve an advisory vote on Named Executive Officer compensation (“say-on-pay”) on an annual basis. Approximately 91% of the stockholder votes cast at the 2011 Annual Meeting of Stockholders were for the Company’s recommendation, and in response the Company holds an annual say-on-pay vote. This annual vote is not intended to address any specific compensation item, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

Summary of the Company’s Executive Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) bases its executive compensation decisions on a number of objectives which include aligning management incentives with interests of stockholders, providing competitive compensation, appropriately balancing compensation risk in the context of the Company’s business strategy and meeting evolving compensation governance standards. The philosophy of the Committee in establishing the Company’s compensation policy for executive officers as well as all other employees is to:

•	align compensation plans with both short-term and long-term goals and objectives of the Company and stockholder interests;

•	attract and retain highly skilled individuals by offering compensation that compares favorably to other employers who are competing for available employees;

•	incentivize employees through a mix of base salary, bonus amounts based on achievement of defined corporate and personal goals and long-term equity awards to generate returns for stockholders; and

•	pay for performance by ensuring that an ever increasing percentage of an individual’s compensation is performance-based as they progress to higher levels within the Company.

As discussed below in the Compensation Discussion and Analysis, we believe we have adopted a compensation philosophy that provides strong alignment between executive pay and performance based on strategic goals designed to provide both near-term and long-term growth in stockholder value. The historical approval rates, on an advisory basis, for the Company’s executive compensation program have been approximately 98%, 99% and 99% for each of the 2014, 2015 and 2016 Annual Meetings of Stockholders, respectively. The Committee and our Board of Directors believe that this level of approval of our executive compensation program is indicative of our stockholders’ strong support of our compensation philosophy and goals as well as the overall administration of executive compensation by the Committee and the Board of Directors.

You are being asked to approve on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth in the Compensation Discussion and Analysis, Summary Compensation Table and related notes and narrative set forth herein. This vote is not intended to address any specific compensation item, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

Vote Required

The ‘say-on-pay’ vote is advisory and therefore not binding on the Company, the Committee or the Board of Directors. However, we value the opinions of our stockholders and will review and will continue to consider the outcome of this advisory vote when making future compensation decisions for our Named Executive Officers and will evaluate whether any actions are necessary to address the stockholders’ concerns. Approval of this advisory vote requires the affirmative vote of the majority of shares represented in person or by proxy and entitled to vote on the item. The Board of Directors unanimously recommends voting “FOR” approval of the Company’s Named Executive Officers compensation.

PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF VOTING ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, every six calendar years, stockholders vote on whether say-on-pay votes should occur every year, every two years or every three years. At the 2011 Annual Meeting of Stockholders, the Board of Directors, as a matter of good corporate governance, recommended that the stockholders approve an advisory vote on the frequency of future say-on-pay votes on an annual basis. Approximately 91% of the stockholder votes cast at the 2011 Annual Meeting of Stockholders were for the Company’s recommendation, and in response the Company has since held an annual say-on-pay vote. At the 2017 Annual Meeting of Stockholders, stockholders will vote on whether say-on-pay votes should occur every year, every two years or every three years. Stockholders will be allowed to specify one of four choices for this proposal on the proxy card: one-year, two-years, three-years or abstain. Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors.

Recommendation of the Board of Directors

After considering the benefits and consequences of each alternative, we recommend that our stockholders select a frequency of one year (i.e., an annual vote). An annual vote provides a consistent and clear communication channel for stockholders to voice their opinion on the Company’s executive pay program.

Vote Required

The advisory vote on the frequency of future advisory votes on executive compensation is nonbinding on the Company or the Board of Directors. The frequency receiving the highest number of affirmative votes of the shares represented in person or by proxy and entitled to vote on the item will be considered the frequency preferred by the stockholders. Although nonbinding, the Board of Directors will consider the voting results when making future decisions regarding frequency of advisory votes on executive compensation. The Board of Directors unanimously recommends voting for conducting future advisory votes on named executive officer compensation on a “ONE YEAR” basis.

PROPOSAL FOUR: APPROVAL OF AN AMENDMENT TO THE 2011 EQUITY INCENTIVE PLAN

General

The Neurocrine Biosciences, Inc. 2011 Equity Incentive Plan was originally approved by the Board of Directors and the stockholders of the Company in 2011, and was subsequently amended by the Board of Directors and our stockholders most recently in 2016 (the “2011 Plan”). Subject to stockholder approval, our Board of Directors approved an amendment of the 2011 Plan on February 6, 2017 (the 2011 Plan, as amended, the “Amended 2011 Plan”). The Board of Directors is requesting stockholder approval of the Amended 2011 Plan, which includes the following material changes to the 2011 Plan, as described in more detail under “Summary of the Amended 2011 Plan” below:

•	to increase in the number of shares of common stock authorized for issuance under the 2011 Plan from 15,500,000 to 17,000,000 shares; and

•	to increase in the maximum number of shares of common stock that may be issued under the 2011 Plan pursuant to the exercise of incentive stock options from 15,500,000 to 17,000,000 shares.

The Board of Directors believes that the proposed increase in the number of shares of common stock reserved for issuance under the Amended 2011 Plan will allow the Company to attract and retain valuable employees and continue to provide its employees, consultants and directors with a proprietary interest in the Company. In particular, the Company anticipates doubling its number of employees in 2017 as a result of receiving Food and Drug Administration (FDA) approval of the Company’s first product, INGREZZATM (valbenazine) capsules, which occurred in April 2017. The Company is commercializing INGREZZA in the United States. Within the Company, equity awards foster an ownership culture and are a critical tool for driving stockholder value and for recruiting, retaining and motivating employees. The Company grants annual equity awards to employees as an incentive to retain its work force and remain competitive. The terms of the Company’s annual equity awards and the Company’s employee policies are designed to align employee and stockholder interests. The Company grants equity awards to a broad group of employees and such awards constitute a significant component of the Company’s employees’ total compensation. The Company’s equity awards contain long-term vesting, performance-based vesting, and provisions designed to encourage employees to focus on the Company’s long-term goals and success. If our stockholders do not approve the Amended 2011 Plan, the Company strongly believes that it will be unable to successfully use equity as part of its compensation program, as most of its competitors in the industry do, putting the Company at a significant disadvantage and compromising its ability to enhance stockholder value.

The Amended 2011 Plan authorizes the grant to our employees of options that qualify as incentive stock options under Section 422 of the Code. The 2011 Plan also authorizes the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance stock awards and other stock awards (collectively “stock awards”) to our employees, directors and consultants. The 2011 Plan also provides that certain nonstatutory stock options will be automatically granted to non-employee directors and the Chairman of the Board of Directors of the Company, as described below.

As of March 31, 2017, under the 2011 Plan there were options outstanding to purchase 6,410,435 shares of common stock, and 5,303,754 shares were available for future stock awards; 1,331,754 shares were subject to outstanding restricted stock units; and 1,178,882 shares previously issued upon exercise of options granted and 1,275,175 shares previously issued upon vesting of restricted stock units under the 2011 Plan are now outstanding shares of common stock. As of April 12, 2017, there were approximately 355 employees and directors eligible to receive grants under the 2011 Plan.

As of the Record Date, whether granted under the 2011 Plan or otherwise, an aggregate of 7,171,428 shares are issuable upon exercise of outstanding options with a weighted average exercise price of $24.94 and a weighted average remaining contractual term of 7.2 years; and 1,356,754 shares are subject to unvested restricted stock units. The closing price of the Company’s common stock on March 31, 2017 was $43.30, with 87,519,910 shares outstanding.

Vote Required

At the Annual Meeting, the stockholders are being asked to approve the Amended 2011 Plan. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve the Amended 2011 Plan. The Board of Directors recommends voting “FOR” the approval of the Amended 2011 Plan.

Summary of the Amended 2011 Plan

The essential features of the Amended 2011 Plan are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the Amended 2011 Plan. The Amended 2011 Plan, which reflects all of the changes proposed to be made to the 2011 Plan, is attached as Appendix A to this proxy statement and is incorporated herein by reference.

Purpose. The purpose of the Amended 2011 Plan is to enable the Company to attract and retain the best available personnel, to provide additional incentives to the employees, directors and consultants of the Company and to promote the success of the Company’s business.

Administration. Our Board of Directors has the authority to administer the Amended 2011 Plan. Our Board of Directors also has the authority to delegate some or all of the administration of the Amended 2011 Plan (except the Non-Discretionary Grant Program summarized below) to a committee or committees composed of one or more members of the Board of Directors or Company officers (the Board of Directors or any such committee, the “Administrator”). The Amended 2011 Plan may be administered by different committees with respect to different groups of employees and consultants. The Administrator may make any determinations deemed necessary or advisable for the Amended 2011 Plan. The Administrator, in its discretion, selects the employees, directors and consultants to whom stock awards may be granted, the time or times at which such awards shall be granted, the number of shares subject to each such grant, and other terms of the stock awards. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders.

Eligibility. Incentive stock options may be granted only to our employees. Nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and other stock awards may be granted under the Amended 2011 Plan to our employees, directors and consultants. Participation in the non-discretionary grant program is limited to our non-employee directors (see “Non-Discretionary Grant Program” below).

Stock Subject to the Amended 2011 Plan

Subject to stockholder approval of this Proposal Four and adjustments for changes in our capitalization, an aggregate of 17,000,000 shares of common stock will be reserved for issuance under the Amended 2011 Plan. Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange, and such issuance shall not reduce the number of shares available for issuance under the Amended 2011 Plan. If a stock award granted under the Amended 2011 Plan expires or otherwise terminates without all of the shares having been issued, or if any shares of common stock issued pursuant to a stock award are forfeited to us because of the failure to meet a contingency or condition required for the vesting of such shares, then the shares of common stock not issued under such stock award, or forfeited to us, shall revert to and again become available for issuance under the Amended 2011 Plan.

If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a reduction of shares subject to the stock award (i.e. “net exercised”), or an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, the number of shares that are not delivered will not again become available for issuance under the Amended 2011 Plan. If the exercise price of any stock award is satisfied by tendering shares of common stock held by the participant, then the number of shares so tendered will not become available for issuance under the Amended 2011 Plan.

The aggregate maximum number of shares of common stock that may be issued under the Amended 2011 Plan pursuant to the exercise of incentive stock options, subject to stockholder approval of this Proposal Four, is 17,000,000 shares.

Per-Person Award Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company’s ability to deduct the compensation income associated with stock awards granted to such persons, the Amended 2011 Plan provides that no employee may be granted, in any fiscal year of the Company, stock options, stock appreciation rights (and any other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least the fair market value on the date of grant) (all such options, stock appreciation rights and other stock awards “appreciation awards”) covering more than 500,000 shares of common stock. Notwithstanding this limit, however, in connection with an employee’s initial employment, he or she may be granted appreciation awards covering up to an additional 500,000 shares of common stock. Additional per-person limitations apply to performance stock awards, as described below in the section entitled “Terms of Performance Awards”.

Full Value Stock Award Limitations. In addition, subject to adjustments upon changes in our capitalization or in connection with a merger or other similar event, the maximum number of shares of common stock that may be issued pursuant to the grant of “full value stock awards” (i.e., restricted stock, restricted stock units, performance stock and other stock awards, but not including stock options or stock appreciation rights) is 50% of the total number of shares of common stock issuable under the Amended 2011 Plan.

Minimum Vesting. Generally, no full value stock award that vests on the basis of the participant’s continuous service with the Company shall vest at a rate that is any more rapid than ratably over a three-year period, and no full value stock award that vests based on the satisfaction of performance goals shall have a performance period of less than twelve months.

Limited Exception to Minimum Vesting Restrictions. Up to five percent (5%) of the total number of shares of common stock available for issuance under the Amended 2011 Plan may in the aggregate be issued as full value stock awards that are not subject to the minimum vesting requirements set forth in the Amended 2011 Plan.

Limit on Non-Employee Director Compensation. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any period commencing on the date of the Company’s annual meeting of stockholders for a particular year and ending on the date of the Company’s annual meeting of stockholders for the next subsequent year, including stock awards granted under the Amended 2011 Plan and cash fees paid to such non-employee director, will not exceed $1,250,000 in total value. In addition, the aggregate value of the initial option grant or other similar stock award(s) granted under the Plan or otherwise to any individual for service as a non-employee director upon or in connection with his or her initial election or appointment to the Board of Directors will not exceed $2,000,000 in total value. For purposes of these limitations, the value of stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes. The Board of Directors has the authority to make exceptions to these limits in extraordinary circumstances, in its discretion, provided that any non-employee director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation.

Terms and Conditions of Options and Stock Appreciation Rights

Options and stock appreciation rights may be granted under the Amended 2011 Plan pursuant to stock option agreements and stock appreciation right agreements. The following is a description of the permissible terms of options and stock appreciation rights under the Amended 2011 Plan. Individual grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The Administrator determines the exercise price of options and strike price of stock appreciation rights at the time the options or stock appreciation rights are granted as set forth in the applicable stock award agreement. The exercise price of a stock option and strike price of a stock appreciation right may not be less than 100% of the fair market value of the common stock on the date such award is granted. In the case of an incentive stock option granted to an optionee who owns more than 10% of all classes of stock of the Company or any parent or subsidiary of the Company, the exercise price may not be less than 110% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock on the date the option or stock appreciation right is granted.

Stock Appreciation Rights. Each stock appreciation right is denominated in shares of common stock equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (i) the aggregate fair market value of our common stock on the date of exercise over (ii) the strike price determined by the Administrator on the date of grant. The appreciation distribution upon exercise of a stock appreciation right will be paid in shares of our common stock, in cash, any combination of the two or any other form of consideration determined by the Administrator.

Repricing; Cancellation and Re-Grant of Stock Awards. Under the Amended 2011 Plan, the Administrator does not have the authority to reprice any outstanding stock awards by reducing the exercise price of the stock award or to cancel any outstanding stock awards in exchange for cash or other stock awards without obtaining the approval of our stockholders within 12 months prior to the repricing or cancellation and re-grant event.

Exercise; Form of Consideration. The Administrator determines when options and stock appreciation rights become exercisable as set forth in the applicable stock award agreement. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Amended 2011 Plan permits payment to be made to the extent permitted under applicable laws by cash, check, other shares of common stock of the Company (with some restrictions), net exercise, cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

Term. The Administrator determines the term of options and stock appreciation rights granted under the Amended 2011 Plan as set forth in the applicable stock award agreement. The term of options and stock appreciation rights granted under the Amended 2011 Plan may be no more than 10 years from the date of grant. In the case of an incentive stock option granted to an optionee who owns more than 10% of all classes of stock of the Company or any parent or subsidiary of the Company, the term of the option may be no more than five years from the date of grant. No option or stock appreciation right may be exercised after the expiration of its term.

Termination of Continuous Service. Options and stock appreciation rights granted under the Amended 2011 Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s disability, in which case the stock award may, but need not, provide that it may be exercised (to the extent the stock award was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within the period specified in the stock award agreement after termination of such service, in which case the stock award may, but need not, provide that it may be exercised (to the extent the stock award was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to exercise such stock award pass by will or by the laws of descent and distribution; (iii) the stock award by its terms specifically provides otherwise, or (iv) the termination is for cause. Except as provided otherwise in a participant’s stock award agreement, or otherwise set forth in an employment agreement, upon termination of a participant’s service for cause, the stock award shall immediately terminate and may not thereafter be exercised. A participant may designate a beneficiary who may exercise the stock award following the participant’s death. Individual grants by their terms may provide for exercise within a longer or shorter period of time following termination of service. In no event, however, may an option or stock appreciation right be exercised beyond the expiration of its maximum term. The option or stock appreciation right term generally is extended in the event that exercise of the stock award within the foregoing periods is prohibited. A participant’s stock award agreement may provide that if the exercise of the stock award following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended, then the stock award will terminate on the earlier of (i) the expiration of the term of the stock award or (ii) three months after the termination of the participant’s service during which the exercise of the stock award would not be in violation of such registration requirements.

Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Amended 2011 Plan as may be determined by the Administrator.

Terms of Restricted Stock Awards and Restricted Stock Unit Awards

Restricted stock awards and restricted stock unit awards may be granted under the Amended 2011 Plan pursuant to restricted stock award and restricted stock unit award agreements. The following is a description of the permissible terms of restricted stock awards and restricted stock unit awards under the Amended 2011 Plan. Individual grants may be more restrictive as to any or all of the permissible terms described below.

Consideration. The Administrator may grant restricted stock awards and restricted stock unit awards in consideration for past services rendered to the Company or in exchange for any other form of legal consideration acceptable to the Administrator.

Vesting. Shares of stock issued under a restricted stock award agreement may, but need not, be subject to forfeiture to the Company in accordance with a vesting schedule as determined by the Administrator. Restricted stock unit awards vest and are issued at the rate specified in the restricted stock unit award agreement as determined by the Administrator. However, at the time of grant, the Administrator may impose additional restrictions or conditions that delay the delivery of stock to be issued in respect of the restricted stock unit award after vesting.

Termination of Service. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any issued shares repurchased by the Company shall be the original price paid by the purchaser, if any. The repurchase option lapses at a rate determined by the Administrator. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be automatically forfeited upon the participant’s termination of service.

Dividend Equivalents. Dividend equivalent rights may be credited with respect to shares covered by a restricted stock unit award. However, we do not anticipate paying cash dividends on our common stock for the foreseeable future.

Terms of Performance Awards

The Amended 2011 Plan allows the Administrator to issue performance stock awards. Performance stock awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals and will be issued in shares of our common stock, or if determined by the Administrator, cash. All of our employees, consultants and directors are eligible to receive performance stock awards under the Amended 2011 Plan. The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained shall be determined by the Administrator in accordance with the requirements of Section 162(m) of the Code. The maximum amount to be granted to any individual in any calendar year attributable to such performance stock awards may not exceed 500,000 shares of our common stock. Notwithstanding this limit, however, in connection with an employee’s initial employment, he or she may be granted stock awards covering up to an additional 500,000 shares of common stock.

In granting a performance stock award, the Administrator will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured for the purpose of determining whether the stock award recipient has a vested right in or to such performance stock award. With respect to stock awards that are intended to qualify as performance based compensation for purposes of Section 162(m) of the Code, within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Administrator will establish the performance goals, based upon one or more pre-established criteria, or performance criteria, enumerated in the Amended 2011 Plan and described below. As soon as administratively practicable following the end of the performance period, the Administrator will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the Amended 2011 Plan shall be established by the Administrator, based on one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, legal settlements or other income (expense), or stock-based compensation, other non-cash expenses and changes in deferred revenue); (ii) total stockholder return; (iii) return on equity or average stockholder’s equity; (iv) return on assets, investment, or capital employed; (v) stock price; (vi) margin (including gross margin); (vii) income (before or after taxes); (viii) operating income; (ix) operating income after taxes; (x) pre-tax profit; (xi) operating cash flow; (xii) sales or revenue targets; (xiii) increases in revenue or product revenue; (xiv) expenses and cost reduction goals; (xv) improvement in or attainment of working capital levels; (xvi) economic value added (or an equivalent metric); (xvii) market share; (xviii) cash flow; (xix) cash flow per share; (xx) cash burn; (xxi) share price performance; (xxii) debt reduction; (xxiii) implementation or completion of projects or processes (including, without limitation, discovery of a pre-clinical drug candidate, recommendation of a drug candidate to enter a clinical trial, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, presentation of studies and launch of commercial plans, compliance programs or education campaigns); (xxiv) customer satisfaction; (xxv) stockholders’ equity; (xxvi) capital expenditures; (xxvii) debt levels; (xxviii) financings; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) employee hiring; (xxxiv) funds from operations; (xxxv) budget management; (xxxvi) strategic partnerships or transactions (including acquisitions, joint ventures or licensing transactions); (xxxvii) engagement of thought leaders and patient advocacy groups; (xxxviii) enhancement of intellectual property portfolio, filing of patent applications and granting of patents; (xxxix) litigation preparation and management; and (xl) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Administrator.

Unless otherwise determined by the Administrator, the attainment of performance goals for a performance period will be calculated: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (xii) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the FDA or any other regulatory body. In addition, the

Administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

Non-Discretionary Grant Program

The non-discretionary grant program under the Amended 2011 Plan provides for the grant of stock options to non-employee directors over their period of service on the Board of Directors. These stock options will be granted as follows:

Initial Option Grant. Each new non-employee director will, at the time of his or her initial election or appointment to the Board of Directors, receive an option to purchase a number of shares of the Company’s common stock determined by the Board of Directors (the “initial option grant”). The initial option grant shall vest monthly with respect to 1/36th of the shares over the three-year period following the date of grant, subject to the director’s continuous service through the applicable vesting dates, so that the initial option grant will be fully vested on the third anniversary of the date of grant.

Annual Option Grant. On each annual meeting, each continuing non-employee director will automatically be granted a stock option to purchase a number of shares of our common stock determined by the Board of Directors (the “annual option grant”). The annual option grant shall vest monthly with respect to 1/12th of the shares over the one year period following the date of grant, subject to the director’s continuous service through the applicable vesting dates, so that the annual option grant will be fully vested on the first anniversary of the date of grant.

General Terms. The exercise price of each option granted under the non-discretionary grant program is 100% of the fair market value of the common stock subject to the option on the date of grant. The maximum term of options granted under the non-discretionary grant program is ten years. All other terms of each option granted under the non-discretionary grant program shall be consistent with the terms of the Amended 2011 Plan.

Corporate Transaction. Each option granted under the non-discretionary grant program shall automatically fully accelerate vesting upon a corporate transaction, subject to the non-employee director’s continuous service through the date of the corporate transaction.

Terms of Other Stock Awards

The Administrator may grant other stock awards that are valued in whole or in part by reference to our common stock. Subject to the provisions of the Amended 2011 Plan, the Administrator has the authority to determine the persons to whom, and the dates on which, such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

General Provisions

Tax Withholding. To the extent provided by the terms of any stock award agreement, a participant may satisfy any federal, state or local tax withholding obligation relating to such stock award by a cash payment, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by withholding from any amounts otherwise payable to the participant, by a combination of these means, or by such other method as set forth in the stock award agreement.

Transferability. Stock awards may not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, pursuant to a domestic relations order, or with respect to stock awards other than options or stock appreciation rights, with the Administrator’s consent, and may be exercised, during the lifetime of the holder, only by the holder or such transferees as have been transferred a stock award with the Administrator’s consent. If the Administrator makes a stock award transferable, such stock award shall contain such additional terms and conditions as the Administrator deems appropriate and such award will not otherwise be transferred for consideration.

Adjustments Upon Changes in Capitalization. In the event any change is made to the outstanding shares of the Company’s common stock without the receipt of consideration (whether through a stock split or other specified change in our capital structure), the Administrator shall appropriately adjust the number and kind of shares of stock (or other securities or property) subject to the Amended 2011 Plan, the maximum number of shares that may be issued pursuant to the exercise of incentive stock options, the maximum numbers and/or class of securities for which any one person may be granted appreciation awards, full value stock awards and performance stock awards per calendar year, the number and kind of shares of stock (or other securities or property) subject to any stock award outstanding under the Amended 2011 Plan, and the exercise or purchase price of any such outstanding stock award.

Effect of Certain Corporate Events. In the event of a dissolution or liquidation of the Company, all outstanding stock awards under the Amended 2011 Plan shall terminate immediately prior to such dissolution or liquidation. The Amended 2011 Plan further provides that, in the event of a sale, or other disposition of all or substantially all of the Company’s assets or specified types of mergers or consolidations (each, a “corporate transaction”), any surviving or acquiring corporation shall either assume stock awards outstanding under the Amended 2011 Plan or substitute similar stock awards for those outstanding under the Amended 2011 Plan. If any surviving corporation declines to assume stock awards outstanding under the Amended 2011 Plan or to substitute similar stock awards, then, with respect to participants whose service with the Company has not terminated prior to the time of such corporate transaction, the vesting and the time during which such stock awards may be exercised will be accelerated in full, and all outstanding stock awards will terminate if the participant does not exercise such stock awards at or prior to the corporate transaction. With respect to any stock awards that are held by other participants that terminated service with the Company prior to the corporate transaction, the vesting and exercisability provisions of such stock awards will not be accelerated and such stock awards will terminate if not exercised prior to the corporate transaction.

Amendment and Termination of the Amended 2011 Plan. The Board of Directors may amend, alter, suspend or terminate the Amended 2011 Plan, or any part thereof, at any time and for any reason. Unless sooner terminated, the Amended 2011 Plan will terminate on February 20, 2021. However, the Amended 2011 Plan requires stockholder approval for any amendment to the Amended 2011 Plan to the extent necessary to comply with applicable laws, rules and regulations. No action by the Board of Directors or stockholders may impair any award previously granted under the Amended 2011 Plan without the consent of the holder.

Federal Income Tax Consequences

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Restricted Stock Awards. For federal income tax purposes, if an individual is granted a restricted stock award, the recipient generally will recognize taxable ordinary income equal to the excess of the common stock’s fair market value over the purchase price, if any. However, to the extent the common stock is subject to certain types of restrictions, such as a repurchase right in favor of the Company, the taxable event will be delayed until the vesting restrictions lapse unless the recipient makes a valid election under Section 83(b) of the Code. If the recipient makes a valid election under Section 83(b) of the Code with respect to restricted stock, the recipient generally will recognize ordinary income at the date of acquisition of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price for the restricted stock. If, however, a valid Section 83(b) election is not made by the recipient, the recipient will generally recognize ordinary income when the restrictions on the shares of restricted stock lapse, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the common stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such common stock, if any, plus any amount recognized as ordinary income upon acquisition (or the lapse of restrictions) of the common stock. Such gain or loss will be long-term or short-term depending on how long the common stock was held. Slightly different rules may apply to recipients who are subject to Section 16(b) of the Exchange Act.

Restricted Stock Unit Awards. No taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and the Company will be required to satisfy certain tax withholding requirements applicable to such income. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the Amended 2011 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that: (1) the stock award plan contains a per-employee limitation on the number of shares for which awards may be granted during a specified period; (2) the per-employee limitation is approved by the stockholders; (3) the stock award is granted by a compensation committee comprised solely of “outside directors”; and (4) the exercise price of the stock award is no less than the fair market value of the stock on the date of grant.

Restricted stock awards, restricted stock unit awards and other stock awards may qualify as performance-based compensation under the Treasury regulations only if: (1) the stock award is granted by a compensation committee comprised solely of “outside directors”; (2) the stock award is earned (typically through vesting) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (3) the compensation committee certifies in writing prior to the earning of the stock award that the performance goal has been satisfied; and (4) prior to the earning of the stock award, stockholders have approved the material terms of the stock award (including the class of employees eligible for such stock award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal). The Amended 2011 Plan has been designed to permit the compensation committee to grant stock options, restricted stock awards, restricted stock units and other stock awards and performance cash awards which will qualify as “performance-based compensation.”

The foregoing is only a summary of the effect of federal income taxation upon holders of stock awards and the Company with respect to the grant and exercise of stock awards under the Amended 2011 Plan. It does not purport to be complete, and does not discuss the tax consequences of the holder’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the holder may reside.

New Plan Benefits

Amended 2011 Plan

Name	Dollar value	Number of shares
Kevin C. Gorman, Ph.D. (1)
President, Chief Executive Officer and Director	(3)	(3)
Timothy P. Coughlin (2)
Chief Financial Officer	(3)	(3)
Christopher F. O’Brien, M.D.
Chief Medical Officer	(3)	(3)
Eric Benevich
Chief Commercial Officer	(3)	(3)
Haig P. Bozigian, Ph.D.
Chief Development Officer	(3)	(3)
All current executive officers as a group (nine persons)	(3)	(3)
All current non-employee directors as a group (eight persons)	(4)	(4)
All employees, including all current officers who are not executive officers, as a group (approximately 345 persons)	(3)	(3)

(1)	Dr. Gorman stopped serving as our President effective January 9, 2017, when David-Alexandrè C. Gros, M.D. began serving as our President and Chief Operating Officer.

(2)	Mr. Coughlin resigned as our Chief Financial Officer effective February 15, 2017 (the “Resignation Date”), but he will remain an employee of the Company following the Resignation Date until December 31, 2017, or such earlier date that Mr. Coughlin’s employment with the Company terminates, in order to provide transition services to his successor and other Company employees.
(3)	Awards granted under the Amended 2011 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2011 Plan, and our Board of Directors and our Compensation Committee have not granted any awards under the Amended 2011 Plan subject to stockholder approval of this Proposal Four. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2011 Plan are not determinable.
(4)	Pursuant to the terms of the Amended 2011 Plan, non-employee directors are entitled to receive options as described in “Non-Discretionary Grant Program” above. Under our current compensation arrangements for non-employee directors and the Amended 2011 Plan, each of our eight current non-employee directors will be automatically granted a nonstatutory stock option to purchase 15,000 (18,000 in the case of our Chairman) shares at the Annual Meeting and such options will be granted under the Amended 2011 Plan. For additional information regarding our current compensation arrangements for non-employee directors, please see “Director Compensation” below. The actual value realized upon exercise of an option will depend on the excess, if any, of the stock price over the exercise prices on the date of exercise. Only non-employee directors of the Company are eligible to receive non-discretionary grants under the Amended 2011 Plan. All other grants under the Amended 2011 Plan are within the discretion of the Administrator.

Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to options and stock awards that have been granted (even if not currently outstanding) under the 2011 Plan through the Record Date.

2011 Plan

Name and position	Number of shares Granted
Kevin C. Gorman, Ph.D. (1)
President, Chief Executive Officer and Director	1,583,250
Timothy P. Coughlin (2)
Chief Financial Officer	691,200
Christopher F. O’Brien, M.D.
Chief Medical Officer	798,300
Haig Bozigian
Chief Development Officer	718,600
Eric Benevich
Chief Commercial Officer	157,800
All current executive officers as a group (nine persons)	4,945,350
All current directors who are not executive officers as a group (eight persons)	643,000
Each nominee for election as a director: (three persons)
Kevin C. Gorman, Ph.D.	1,583,250
Gary A. Lyons	85,000
Alfred W. Sandrock, M.D., Ph.D	55,000
All employees, including all current officers who are not executive officers, as a group (approximately 345 persons)	4,727,094

(1)	Dr. Gorman stopped serving as our President effective January 9, 2017, when David-Alexandrè C. Gros, M.D. began serving as our President and Chief Operating Officer.

(2)	Mr. Coughlin resigned as our Chief Financial Officer effective February 15, 2017 (the “Resignation Date”), but he will remain an employee of the Company following the Resignation Date until December 31, 2017, or such earlier date that Mr. Coughlin’s employment with the Company terminates, in order to provide transition services to his successor and other Company employees.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL FOUR

EQUITY COMPENSATION PLANS

The following table sets forth information regarding all of the Company’s equity compensation plans as of March 31, 2017:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a) (c)
Equity compensation plans approved by security holders (1)	6,625,683	$23.97	5,303,754
Equity compensation plans not approved by security holders (2)	545,745	$36.72	42,494

Total	7,183,346	$24.98	5,324,656

(1)	The number of securities remaining available for future issuance under equity compensation plans as of March 31, 2017 are from the 2011 Plan. The shares available for issuance under the 2011 Plan may be issued in the form of option awards, restricted stock awards, restricted stock unit awards or stock bonus awards subject to limitations set forth in the 2011 Plan. In addition to the above, the Company had approximately 1,357,000 restricted stock units outstanding as of March 31, 2017.
(2)	Consists of shares of common stock issuable pursuant to employment commencement nonstatutory stock option awards.

PROPOSAL FIVE: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP to audit the financial statements of the Company for the current fiscal year ending December 31, 2017. Ernst & Young LLP has audited the Company’s financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the selection of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve and ratify the Audit Committee’s selection of Ernst & Young LLP. The Board of Directors unanimously recommends voting “FOR” approval and ratification of such selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

EXECUTIVE OFFICERS

As of the Record Date, our executive officers were as follows:

Name	Age	Position
Kevin C. Gorman, Ph.D.	59	Chief Executive Officer and Director
David-Alexandrè C. Gros, M.D.	44	President, Chief Operating Officer and Interim Chief Financial Officer
Christopher F. O’Brien, M.D.	60	Chief Medical Officer
Eric Benevich	51	Chief Commercial Officer
Haig P. Bozigian, Ph.D.	59	Chief Development Officer
Kyle Gano, Ph.D.	44	Chief Business Development Officer
Dimitri E. Grigoriadis, Ph.D.	59	Chief Research Officer
Darin Lippoldt	51	Chief Legal Officer and Corporate Secretary
Malcolm Lloyd-Smith	61	Chief Regulatory Officer

See above for biographical information concerning Kevin C. Gorman, Ph.D.

David-Alexandrè C. Gros, M.D. became President and Chief Operating Officer in January 2017. Prior to joining Neurocrine, he was Senior Vice President, Chief Business Officer and Principal Financial Officer, and was a member of the Management Board of Alnylam Pharmaceuticals, Inc. Prior to joining Alnylam in June 2015, Dr. Gros served as Executive Vice President and Chief Strategy Officer at Sanofi SA, from September 2011 to June 2015, where he was a member of the Executive Committee. Prior to Sanofi, he held positions of increasing responsibility with a focus on biotechnology and pharmaceuticals in investment banking at Centerview Partners from 2009 to July 2011 and Merrill Lynch from 2006 to 2009, and in management consulting at McKinsey & Company prior to that time. Dr. Gros holds an M.D. from The Johns Hopkins University School of Medicine, an M.B.A. from Harvard Business School and a B.A. from Dartmouth College.

Christopher F. O’Brien, M.D. became Chief Medical Officer in January 2007 after having served as Senior Vice President of Clinical Development since 2005. He is responsible for clinical operations, regulatory affairs, drug safety, biostatistics and data management. Prior to joining Neurocrine, he was Chief Medical Officer at Prestwick Pharmaceuticals, Inc. from 2003 to 2005 and Senior Vice President of Global Medical Affairs at Elan Pharmaceuticals, Inc. from 2000 to 2003. Dr. O’Brien is currently on the Board of Directors of Verifax Corporation, a biometrics company focused on developing a dynamic signature verification system. Dr. O’Brien is a Board-Certified Neurologist and obtained his undergraduate degree in Neuroscience from Boston University, his medical degree and residency training from the University of Minnesota and fellowship training from the University of Rochester School of Medicine.

Eric Benevich was appointed Chief Commercial Officer in May 2015 and is responsible for all aspects of commercial development, marketing and sales of the Neurocrine product portfolio. Previously, Mr. Benevich was at Avanir Pharmaceuticals, Inc., from 2005 to 2015, serving most recently as Vice President of Marketing where he was responsible for NUEDEXTA® and commercialization of their CNS pipeline. Mr. Benevich has over 20 years of experience in the pharmaceutical industry and previously served in various positions of increasing responsibility at Peninsula Pharmaceuticals Inc., Amgen and AstraZeneca in the sales and marketing of drugs such as Enbrel®, Epogen® and Prilosec®. Mr. Benevich has a BBA in International Business from Washington State University.

Haig P. Bozigian, Ph.D. was appointed Chief Development Officer in December 2006 after having served as Vice President of Preclinical Development. He is responsible for all pre-clinical, chemical and pharmaceutical development. Dr. Bozigian joined Neurocrine in 1997. With extensive expertise in CNS related new product development, Dr. Bozigian has participated in research and development for more than 20 years. Prior to joining Neurocrine, Dr. Bozigian served as Director of Pharmaceutical Development at Procyte Corporation, Associate

Director of Pharmacokinetics and Drug Metabolism at Sphinx Pharmaceuticals Corporation and as a Clinical Pharmacokineticist at GlaxoSmithKline. Dr. Bozigian earned his B.S. in Microbiology from the University of Massachusetts, his M.S. in Pharmacodynamics and Toxicology from the University of Nebraska Medical Center, and earned his Ph.D. in Pharmaceutical Sciences from the University of Arizona.

Kyle Gano, Ph.D. was appointed Chief Business Development Officer in 2011 and is responsible for all business and corporate development activities, including the management of ongoing collaborations with AbbVie, Mitsubishi Tanabe Pharma and Sumitomo Dainippon Pharma. From 2001 to 2011, Dr. Gano held several positions of increasing responsibility at Neurocrine spanning marketing analytics to business development. Dr. Gano received his B.S. in Chemistry from the University of Oregon, B.S. in Biochemistry from the University of Washington, and his Ph.D. in Organic Chemistry and M.B.A in Finance from the University of California, Los Angeles.

Dimitri E. Grigoriadis, Ph.D. became Chief Research Officer in January 2007 and oversees all research functions, including drug discovery, biology and chemistry. Dr. Grigoriadis joined Neurocrine in 1993, established the pharmacology and drug screening groups and was most recently a Neurocrine Fellow and Vice President of Discovery Biology. Prior to joining Neurocrine, he was a Senior Scientist in the Neuroscience group at the DuPont Pharmaceutical Company from 1990 to 1993. Dr. Grigoriadis received his B.Sc. from the University of Guelph in Ontario, Canada, and his M.Sc. and Ph.D. in Pharmacology from the University of Toronto, Ontario, Canada. He conducted his postdoctoral research at the National Institute on Drug Abuse from 1987 to 1990.

Darin Lippoldt was appointed Chief Legal Officer and Corporate Secretary in October 2014 and is responsible for all corporate legal matters. Prior to joining Neurocrine, Mr. Lippoldt served as Executive Vice President, General Counsel, and Chief Compliance Officer of Volcano Corporation, a company he joined in 2010. Prior to Volcano, Mr. Lippoldt served as Associate General Counsel at Amylin Pharmaceuticals, Inc. since 2003. He previously practiced corporate and securities law with the law firms of Fulbright & Jaworski LLP and Matthews and Branscomb, P.C. Mr. Lippoldt received a B.B.A. in Finance, an M.A. in International Relations and a J.D. from St. Mary’s University.

Malcolm Lloyd-Smith was appointed Chief Regulatory Officer in September 2014 and is responsible for regulatory affairs and quality assurance. Prior to joining Neurocrine, Mr. Lloyd-Smith served at Cadence Pharmaceuticals, Inc. as Senior Vice President, Regulatory Affairs, Quality and Clinical from August 2012 to September 2014, and previously as Senior Vice President, Regulatory Affairs and Quality Assurance from August 2008. Mr. Lloyd-Smith served as Vice President and Head of Global Regulatory Affairs for Elan Pharmaceuticals, Inc. from September 2003 to August 2008, after having served in the United Kingdom as its Vice President, International Regulatory Affairs from March 2002 to August 2003. Previously, Mr. Lloyd-Smith served in various positions of increasing responsibility with DuPont Pharmaceuticals in Germany, Switzerland, USA and UK. Mr. Lloyd-Smith holds a B.Sc. in Pharmacology from the University of Leeds and a M.Sc. in Pharmacological Biochemistry from Hatfield Polytechnic.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes Neurocrine’s executive compensation program for 2016 and certain elements of our 2017 program. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following individuals who are our Named Executive Officers (“NEOs”) for 2016:

•	President and Chief Executive Officer, Kevin C. Gorman, Ph.D. (1);

•	Former Chief Financial Officer, Timothy P. Coughlin (2);

•	Chief Commercial Officer, Eric Benevich;

•	Chief Medical Officer, Christopher F. O’Brien, M.D.; and

•	Chief Development Officer, Haig P. Bozigian, Ph.D.

(1)	Dr. Gorman stopped serving as our President effective January 9, 2017, when David-Alexandrè C. Gros, M.D., began serving as our President and Chief Operating Officer.
(2)	Mr. Coughlin resigned as our Chief Financial Officer effective February 15, 2017 (the “Resignation Date”), but he will remain an employee of the Company following the Resignation Date until December 31, 2017, or such earlier date that Mr. Coughlin’s employment with the Company terminates, in order to provide transition services to his successor and other Company employees.

Executive Summary

Business Overview

We are a biotechnology company focused on neurologic, psychiatric and endocrine related disorders. In April of 2017 the FDA approved INGREZZATM (valbenazine) capsules for the treatment of adults with tardive dyskinesia (TD). INGREZZA is a novel, selective vesicular monoamine transporter 2 (VMAT2) inhibitor, and is the first and only FDA-approved product indicated for the treatment of adults with TD. We plan to commercialize INGREZZA in the United States. Our three late-stage clinical programs are: elagolix, a gonadotropin-releasing hormone antagonist for women’s health that is partnered with AbbVie Inc.; opicapone, a novel, once-daily, peripherally-acting, highly-selective catechol-o-methyltransferase inhibitor under investigation as adjunct therapy to levodopa in Parkinson’s patients; and INGREZZA under investigation for the treatment of Tourette syndrome.

2016 Corporate Performance Highlights

2016 was a year of significant achievement for the Company as we:

•	achieved acceptance of our NDA for INGREZZA for the treatment of TD;

•	deployed a medical affairs team to educate physicians and increase awareness of TD in preparation for launch of INGREZZA;

•	implemented a launch-ready compliance program;

•	completed our strategic launch plan and built-out our commercial organization to be ready for approval;

•	hired a President and Chief Operating Officer;

•	continued to advance and expand our pipeline as our partner, AbbVie, successfully completed the placebo-controlled portion of the Phase III program of elagolix in women with endometriosis; and

•	maintained our strong capital structure by meeting our expected expense burn and remaining on budget.

Pay for Performance/At Risk Pay

Our executive compensation program is designed to reward achievement of the specific strategic goals that we believe will advance our business strategy and create long-term value for our stockholders. Consistent with our goal of attracting, motivating and retaining a high-caliber executive team, our executive compensation program is designed to pay for performance. We utilize compensation elements that meaningfully align our NEOs’ interests with those of our stockholders to create long-term value. As such, a significant portion of our CEO’s and other executive officers’ compensation is “at risk”, performance-based compensation, in the form of long-term equity awards, and annual cash incentives that are only earned if we achieve multiple corporate metrics.

Our Compensation Practices

Below are key elements of our compensation program, as well as problematic pay practices that we avoid:

What We Do	What We Don’t Do

✓ Heavily weight our NEO compensation toward “at risk,” performance-based compensation	× Allow for the repricing of stock options without stockholder approval

✓ Use multi-year vesting for all executive officer equity awards	× Pay dividends or dividend equivalents on unearned shares

✓ Have an incentive compensation recoupment, or clawback, policy	× Permit hedging or other forms of speculative transactions by executive officers, members of management and directors × Provide single-trigger change in control benefits
✓ Structure our executive compensation program to minimize inappropriate risk-taking

✓ Cap annual cash incentives at a maximum payout amount

✓ Select peer companies that we compete with for executive talent, have a similar business and are of similar size as us, and review their pay practices

✓ Solicit advice from the Committee’s independent compensation consultant
✓ Have meaningful stock ownership guidelines for NEOs
✓ Have three or more independent non-employee directors serve on the Committee

Role of the Compensation Committee

As discussed in greater detail below, the Compensation Committee of our Board of Directors (the “Committee”) takes into consideration peer groups, survey data and advice from independent compensation consultants when setting the compensation structure and compensation philosophy for the Company. The Committee’s complete roles and responsibilities are set forth in a written charter which was adopted by the Board of Directors and is available at www.neurocrine.com. Some of the significant roles and responsibilities of the Committee include:

•	reviewing and, if necessary, revising the compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relating to the compensation of the Company’s employees, including executive officers, and evaluating the performance of the Company, and its executive officers, in light of these corporate goals and objectives;

•	reviewing and approving compensation for all executive officers, including perquisite benefits, if any;

•	reviewing and approving all employment agreements for executive officers;

•	reviewing and approving all promotions to executive officer positions and all new hires of executive officers;

•	reviewing director compensation and making recommendations to the Board of Directors;

•	reviewing and approving guidelines for salaries, merit salary increases, cash incentive payments, stock based grants and performance-based stock grants for all non-executive officer employees of the Company;

•	reviewing and approving equity grants to non-employees of the Company, if any;

•	making recommendations to the Board of Directors with regard to equity incentive plans and administering the Company’s equity incentive plans;

•	reviewing and taking into consideration stockholder feedback regarding compensation matters, including our annual “say-on-pay” vote;

•	retaining compensation consultants and independent advisors when appropriate to advise the Committee on compensation policies and plans;

•	complying with requirements established by the SEC, assessing the risks arising from the Company’s compensation policies and taking any actions required as a result thereof; and

•	preparing and approving the Compensation Discussion and Analysis to be included as part of the Company’s annual proxy statement.

Committee Actions in Connection with Say-on-Pay Vote

Our Committee is committed to ensuring that our executive compensation program is effective and aligned with our stockholders’ interests and concerns. Accordingly, a critical component of our Committee’s process has been to continue to:

•	review emerging compensation “best practices” in the U.S., with a focus toward companies of similar size; and

•	solicit advice from our Committee’s independent compensation consultant.

In 2016, we sought an advisory vote from our stockholders regarding our executive compensation program and received a 99.5% favorable vote supporting the program. Each year, the Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation provided to our NEOs and other executives. Given the significant level of stockholder support, the Committee concluded that our executive compensation program continues to align executive pay with stockholder interests and provides competitive pay that encourages retention and effectively incentivizes performance of talented NEOs and executives. Accordingly, the Committee determined not to make any significant changes to our programs as a result of the vote. The Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for the NEOs and executives.

Compensation Philosophy and Overall Compensation Determination Process

We believe that in order to create value for our stockholders, it is critical to attract, motivate and retain key executive talent by providing competitive compensation packages. Accordingly, we design our executive compensation programs to attract, motivate and retain executives with the skills and expertise to execute our business plans, and reward those executives fairly over time for actions consistent with creating long-term stockholder value. The market for talented individuals in the life sciences industry is highly competitive.

Our compensation philosophy for executive officers provides that cash compensation should be structured such that at least one-third of each executive officer’s total cash compensation, consisting of base salary and target cash incentives, is at risk and dependent upon the Company’s performance. Non-cash long-term equity compensation for executive officers is generally a combination of performance-based and time-based vesting, and is designed to motivate executive officers to increase long-term stockholder value as well as reward and retain key employees. The Committee believes that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

The implementation of the compensation philosophy is carried out under the supervision of the Committee. The Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Committee. Management, under guidelines and procedures approved by the Committee, determines the compensation of our non-executive officer employees.

In the early part of each year, the Committee, without the presence of our Chief Executive Officer, deliberates and makes decisions regarding the base salary, target cash incentives and long-term equity award components of compensation to be awarded to our Chief Executive Officer for the new fiscal year, as well as performance-based compensation payouts for the prior fiscal year. In setting compensation for our other NEOs, the Committee solicits the input of our Chief Executive Officer, who recommends to the Committee the base salary, target cash incentives and long-term equity award components of compensation to be awarded to our NEOs for the new fiscal year, as well as performance-based compensation payouts for the prior fiscal year. The Committee remains solely responsible for making the final decisions on compensation for all of our NEOs. Our NEOs are not present during discussions of their compensation packages nor do they participate in approving any portion of their own compensation packages.

The Chief Executive Officer annually reviews the performance of each NEO (other than himself) and discusses these performance reviews with the Committee. These recommendations reflect his consideration of the market data, the performance of each NEO, internal pay equity among individuals (including qualifications and contributions to meeting our corporate objectives), criticality and scope of job function and our Chief Executive Officer’s extensive industry experience. The Committee reviews and considers the market data, our Chief Executive Officer’s recommendations on specific pay levels for each NEO and Radford’s recommendations on compensation policy determinations for the executive officer group, and also reviews internal pay equity among individuals and positions, criticality and scope of job function, retention risk, Company performance and individual performance (including qualifications and contributions to meeting our corporate objectives), total targeted and historical compensation for each individual NEO and any other factors the Committee determines important. The Committee uses all of these factors to set the compensation of our NEOs at levels that the Committee considers to be competitive and appropriate for each NEO, using the Committee’s professional experience and judgment.

The Committee generally meets at least six times per year. In the first quarter of the year, the performance of each executive officer for the prior year and peer group compensation data are reviewed by the Committee, and base salary adjustments, cash incentive payouts, following year targets and annual equity grants are discussed and approved. Also during the first quarter of the year, Company-wide performance goals for the then current year are finalized by the Committee and the Board of Directors. At mid-year meetings, the Committee reviews the Company’s compensation philosophy, policies and procedures. Meetings in the fourth quarter of the year generally focus on Company goal achievement, selection of the peer group for the following year and the structure of executive officer performance reviews.

Compensation Consultants

The Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Committee to provide the Committee with an additional external perspective with respect to its evaluation of relevant market and industry practices. The Committee selected Radford, an AON Hewitt Company, as a third-party compensation consultant to assist the Committee in establishing 2014, 2015, 2016 and 2017 overall compensation levels. Radford conducted analyses and provided advice on, among other things, the appropriate peer group, executive compensation for our executive officers and compensation trends in the life sciences industry.

In weighing its recommendations for executive compensation for the fiscal year 2016, the Committee directed Radford to advise the Committee on both best practices and peer practices when designing and modifying our compensation program for executive officers in order to achieve our objectives. As part of its duties, Radford provided the Committee with the following services with respect to 2016 compensation decisions:

•	carried out a comprehensive review of our peer group for use in making 2016 executive compensation decisions;

•	provided compensation data for the peer group and relevant executive pay survey data and an analysis of the compensation of the Company’s executive officers as compared to this market data;

•	provided a competitive assessment of, and comparison to, incentive design and executive pay program structure based on peer group data;

•	conducted a comprehensive pay for performance assessment;

•	provided recommendations regarding the annual cash incentive and long-term equity incentive program design for 2016;

•	assisted the Committee with the design of 2016 pay programs consistent with the Company’s business strategy and pay philosophy;

•	provided background information and data for 2016 adjustments to the Company’s executive compensation program consistent with good governance practices and the Company’s objectives; and

•	prepared an analysis of the Board’s 2016 compensation program.

The Committee annually assesses whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Radford; (ii) the amount of fees the Company paid to Radford as a percentage of the firm’s total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee and (vi) any stock of the Company owned by Radford or the individual compensation advisors employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the Company has not created any conflict of interest.

Peer Group

When developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2016, Radford reexamined our compensation philosophy and peer group and recommended changes to our 2015 peer group company list to reflect our growth, market capitalization and the stage of our commercial development. Radford suggested biopharmaceutical companies that were late stage pre-commercial (Phase III or recently commercial companies with minimal revenue of less than $100 million), had market values of approximately one half (0.5x) to two-and-a-half (2.5x) our market capitalization at the time (resulting in a range of between $2 billion to $10 billion in market capitalization) and had headcounts of generally between 50 to 300. Based on these criteria, Radford recommended, and our Committee approved eliminating Aegerion Pharmaceuticals, Inc., Celldex Therapeutics, Inc., Keryx Biopharmaceuticals, Inc., Lexicon Pharmaceuticals, Inc., Ligand Pharmaceuticals, Inc., NewLink Genetics Corporation, Orexigen Therapeutics, Inc., PTC Therapeutics, Inc., Relypsa, Inc., Sangamo BioSciences, Inc. and Xoma Corporation (which no longer met the criteria described above), KYTHERA Biopharmaceuticals, Inc., Receptos, Inc. and Synageva BioPharma Corp. (which were acquired since the 2015 peer group company list was approved) and adding Agios Pharmaceuticals, Inc., Alnylam Pharmaceuticals, Inc., Intercept Pharmaceuticals, Inc., Ionis Pharmaceuticals, Inc., Juno Therapeutics, Inc., Kite Pharma, Inc., Portola Pharmaceuticals, Inc., Puma Biotechnology, Inc. and Ultragenyx Pharmaceutical Inc.

2016 Peer Group. Based on these parameters, in November 2015 our Committee approved the following companies as our peer group for 2016: ACADIA Pharmaceuticals, Inc., Agios Pharmaceuticals, Inc., Alnylam Pharmaceuticals, Inc., Anacor Pharmaceuticals, Inc., bluebird bio, Inc., Clovis Oncology, Inc., Dyax, Corp., Intercept Pharmaceuticals, Inc., Ionis Pharmaceuticals, Inc., Juno Therapeutics, Inc., Kite Pharma, Inc., Novavax, Inc., Portola Pharmaceuticals, Inc., Puma Biotechnology, Inc., Sarepta Therapeutics, Inc., TESARO, Inc. and Ultragenyx Pharmaceutical Inc. In determining executive compensation for 2016, the Committee reviewed data from this group of peer companies. At the time of approval of our 2016 peer group, our Company was in the 76th percentile of the peer group for market capitalization and 60th percentile of the peer group for revenue.

In early 2016, Radford completed an assessment of executive compensation based on the 2016 peer group to inform the Committee’s determinations of executive compensation for 2016. This market data was compiled from multiple sources, including: (i) the 2016 peer group companies’ publicly disclosed information, or public peer data and (ii) data from public biotechnology and pharmaceutical companies in the Radford Global Life Sciences Survey that had market values between $2 billion and $10 billion. The components of the market data were based on the availability of sufficient comparative data for an executive officer’s position. The general survey data and the public peer data, collectively referred to in this proxy statement together as market data, were reviewed by the Committee, with the assistance of Radford, and used as one reference point, in addition to other factors, in setting our executive officers’ compensation.

The Committee generally reviews total direct compensation, comprising both target cash compensation and equity compensation, against the market data described above primarily to ensure that our executive compensation program as a whole is positioned competitively to attract and retain the highest caliber executive officers and that the total direct compensation opportunity for the executive officer group is aligned with our corporate objectives and strategic needs. The Committee does not have a specific target compensation level for the NEOs; rather, the Committee reviews a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to total direct compensation, total target cash compensation (including both base salary and the target annual cash incentive) and equity compensation (valued based on an approximation of grant date fair value). In making compensation determinations, the Committee considers a variety of factors, which may include market data and a particular executive officer’s experience, overall qualifications and criticality of skills to the future performance of our Company.

2017 Peer Group. In late 2016, when developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2017, Radford selected biopharmaceutical companies that were in late stage pre-commercial (Phase III or recently commercial companies with revenue generally less than

$300 million), had market values of approximately one half (0.5x) to two-and-a-half (2.5x) our market capitalization at the time (resulting in a range of between $2 billion to $10 billion in market capitalization) and had headcounts of generally between 50 to 600. Based on these criteria and Radford’s recommendation, our Committee removed Clovis Oncology, Inc., Novavax, Inc. and Portola Pharmaceuticals, Inc. (which no longer met the criteria described above), Anacor Pharmaceuticals, Inc. and Dyax Corp. (which were acquired since the 2016 peer group company list was approved) and added ARIAD Pharmaceuticals, Inc., Exelixis, Inc., Ironwood Pharmaceuticals, Inc., Nektar Therapeutics, Seattle Genetics, Inc. and The Medicines Company to the remaining 2016 peers to form the final 2017 list of peer companies.

Components of Executive Compensation

The Committee considers each executive officer’s performance, contribution to Company goals, responsibilities, experience, qualifications, and where in the competitive range the executive officer’s compensation compares to the Company’s identified peer group when determining the appropriate compensation for each executive officer. The Committee considers each component of compensation independently and each component in the context of each executive officer’s total compensation. Compensation for our NEOs currently consists of three key elements that are designed to reward performance in a simple and straightforward manner: base salaries, annual performance-based cash incentives and long-term equity awards, which generally include restricted stock unit awards (“RSUs”) and stock options, which both vest based on continued service over time, and performance restricted stock units (“PRSUs”), which vest upon achievement of key corporate metrics that we believe will create shareholder value. The purpose and key characteristics of each of these elements are summarized below.

Element	Purpose	Key Characteristics
Base Salary	Designed to compensate competitively at levels necessary to attract and retain qualified executives in the life sciences industry; generally based on the scope of each executive officer’s responsibilities, as well as his qualifications, breadth of experience, performance record and depth of applicable functional expertise; established and adjusted to be within the range of the applicable peer group, enabling the Company to attract, motivate, reward and retain highly skilled executives; gives executives a degree of certainty in light of having a majority of their compensation at risk.

Fixed compensation where year-to-year adjustments to each executive officer’s base salary are based upon sustained superior performance, changes in the general level of base salaries of persons in comparable positions within our industry, and the average merit salary increase for such year for all employees of the Company established by the Committee, as well as other factors the Committee judges to be pertinent during an assessment period.

In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors. Adjustments may also be made during the fiscal year for promotions, highly urgent retention reasons, superior performance in response to changed or challenging circumstances, and similar special circumstances.

Annual Cash Incentives	Motivates executive officers to achieve our short-term strategic plan and milestones that are designed to drive long-term growth and performance while providing flexibility to respond to opportunities and changing market conditions.

Annual cash award based on corporate performance compared to pre-established corporate goals with pre-established target payouts for each executive officer.

The cash incentive program, including corporate goals and target payouts, are reviewed and approved by the Committee annually and may include individual performance targets for each executive officer. The corporate goals are prepared in an interactive process between management and the Board of Directors based on the Company’s business plan and budget for the year. Cash incentive payments are linked to the attainment of overall corporate goals and may include individual performance targets for each executive officer. The Committee establishes the target and maximum potential amount of each executive officer’s cash incentive payment annually.

Long-Term Equity Incentives (RSUs)	Motivates executive officers to achieve our business objectives by tying compensation to the performance of our common stock over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility impacts our stock price; directly motivate an executive officer to maximize long-term stockholder value and serve as an effective tool for incentivizing and retaining those executive officers who are most responsible for influencing stockholder value.	RSUs generally vest on an annual basis, ratably over four years for executive-level grants; the ultimate value realized varies with our common stock price.

Long-Term Equity Incentives (Stock Options)	Motivates executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.	Stock options with an exercise price equal to the fair market value on the date of grant generally vesting monthly over four years for executive-level grants; the ultimate value realized, if any, depends on the appreciation of our common stock price from the date of grant.

Long-Term Equity Incentives (PRSUs)	Creates a strong link to the Company’s long-term performance, creates an ownership culture and closely aligns the interests of our executive officers with those of our stockholders because the value the grants deliver are directly dependent on our performance goal attainment.	PRSUs only vest upon achievement of objectively measurable performance goals that focus executives on achieving specific longer-term Company performance goals and increasing stockholder value.

Other Compensation	Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers; certain additional benefits reflect market standards and are reasonable and necessary to attract and/or retain each of our executive officers and allow the executive officers to realize the full benefit of the other elements of compensation we provide.

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance. Additional benefits include disability insurance premiums, an annual physical examination and financial planning services.

The terms of the Company’s 401(k) Savings Plan (the “401(k) Plan”) provide for executive officer and broad-based employee participation on the same general terms. Under the 401(k) Plan, all Company employees are eligible to receive basic matching contributions from the Company that vest three years from date of hire and monthly thereafter.

Severance and Change in Control Benefits	Serves our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company.

Provides protection in the event of a termination of employment under specified circumstances, including following a change in control of the Company as described below under “Potential Payments Upon Termination or Change-in-Control”.

Compensation components for executive officers in the event of a termination by the Company without cause or termination by the executive officer due to constructive termination within six months after the consummation of a change in control include payments for accrued annual base salary, a cash compensation payment, cash compensation for the value of all outstanding stock awards, limited Company-paid health insurance benefits, and any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant.

Certain individuals whose offer letters were entered into before 2007, including Dr. Gorman, Dr. O’Brien, Mr. Coughlin and Dr. Bozigian, are entitled to tax gross-ups in the event of a change in control. We have not entered into any new change in control gross-ups for executive officers since 2007, nor does the Company intend to enter into any new agreements containing such gross-ups. Accordingly, Mr. Benevich’s employment agreement does not provide for a tax gross-up.

Eligibility for these benefits requires a signed release agreement by the executive officer.

2016 Executive Compensation Decisions

Base Salary

In February 2016, our Committee reviewed and determined the 2016 base salaries for each of the NEOs as set forth in the table below. In making these 2016 decisions, the Committee considered the positioning of each individual’s salary as compared to the peer data, as well as the individual’s historical salary levels, our then-current budget for employee salary adjustments and anticipated role and responsibilities for the coming year. Although the Committee does not have a specific target compensation level for each NEO, the NEOs’ salaries are generally within the 50th to 75th percentiles of the peer data.

Executive Officer	2016 Base Salary	% Change from 2015
Kevin Gorman	$592,000	2.96%
Timothy Coughlin	$434,700	3.01%
Eric Benevich	$376,000	3.01%
Christopher O’Brien	$487,000	3.00%
Haig Bozigian	$395,000	3.51%

Pursuant to a transition agreement with the Company, Mr. Coughlin’s base salary decreased from $434,700 to $310,000 effective as of the Resignation Date. Mr. Coughlin will receive this reduced base salary until December 31, 2017, or such earlier date that Mr. Coughlin’s employment with the Company terminates.

Annual Cash Incentives

In February 2016, the Board of Directors approved the Company’s executive officer cash incentive target percentages and performance goals for 2016. The table below sets forth the minimum target and maximum cash incentive targets for our Chief Executive Officer and other executive officers for 2016. The target percentage is paid as a percentage of such executive officer’s base salary. For example, if 100% of the Company’s performance goals are achieved for 2016, this would yield our Chief Executive Officer a cash incentive award of 60% of his 2016 base salary. The target percentages were generally set at the 50th percentile of the peer group data for Dr. Gorman and above the 75th percentile of the peer group data for the other executive officers.

Executive Officer	Minimum Payout	Target Percentage of Base Salary	Maximum Bonus Payout
Chief Executive Officer	0%	60%	72%
All Other Executive Officers	0%	50%	60%

In early 2016, the Committee established the corporate goals described below. We are a clinical-stage biopharmaceutical company and so our objective corporate goals are directly aligned with our specific strategic goals, including advancing our development programs, our research function, our clinical activities, pre-commercialization activities and certain corporate and financial goals, which we believe will create long-term value for stockholders. The Board of Directors and the Committee did not assign specific relative weightings to the goals for 2016. In February 2017, the Committee evaluated the accomplishments and performance of the Company against such corporate goals. After its consideration of the Company’s performance, as more specifically described below, the Committee rated our 2016 corporate achievement at 90% of our 2016 corporate goals.

Corporate Goal	Corporate Achievement
Acceptance of our NDA for INGREZZA for the treatment of TD with full regulatory, CMC and clinical systems in place to support review

Successful completion of:

•     achieving positive results from pivotal trials for INGREZZA for treatment of TD

•     submitting NDA to FDA for INGREZZA for the treatment of TD, and receiving acceptance for priority review of our NDA for INGREZZA for the treatment of TD

Implement a launch-ready compliance program

•     fully staffing our quality assurance, compliance, and regulatory groups for commercial readiness

•     identifying and engaging thought leaders and patient advocacy groups

•     enhancing our commercialization launch plan and market models, and extending our compliance program consistent with transitioning to a company with a commercial product

Fully deploy our medical affairs team to educate physicians and increase awareness of TD

•     hiring and deploying a medical affairs team to educate physicians and increase awareness of TD

•     identifying and sponsoring continuing medical education programs with a TD focus and launching an unbranded TD disease education campaign

Complete our strategic launch plan and build-out of our commercial organization to be ready for approval

•     achieving staffing targets for marketing, payer relations, health economics and outcomes, commercial operations and sales management personnel

•     building backbone infrastructure needs for commercial launch

•     initiating recruitment of approximately 140 sales representatives across the United States

•     hiring a President and Chief Operating Officer

Advance and expand our product pipeline

•     completing a placebo-controlled portion of two Phase III studies of elagolix in women with endometriosis by our partner, AbbVie

•     initiating three clinical trials of INGREZZA in Tourette syndrome

•     completing a Phase I trial of a proprietary compound to treat Essential Tremor

•     submitting an Investigational New Drug (IND) application to the FDA for a new compound to treat patients with classic congenital adrenal hyperplasia (CAH)

Meet our operations and cash burn budgets	• maintaining our strong capital structure by meeting our expected expense burn and remaining on budget during 2016

In February 2017, after making these determinations regarding level of corporate performance achieved against the pre-established performance goals, the Committee reviewed and approved corporate cash incentives as set forth in the table below. The Committee may, in its sole discretion, eliminate any individual cash incentive or reduce or increase the amount of compensation payable with respect to any individual cash incentive. The Committee exercised its discretion to increase the amount of individual cash incentives with respect to Dr. Gorman, Dr. O’Brien and Dr. Bozigian for 2016 by paying their cash incentives at the rates noted below, rather than 90%, due to their significant individual performances related to successfully filing an NDA and having the FDA accept it for priority review.

	2016 Target Annual Cash Incentive		2016 Actual Annual Cash Incentive Paid
Name	% of Base Salary	$	% of Target Annual Cash Incentive	$
Kevin Gorman	60%	$355,200	95%	$337,440
Timothy Coughlin	50%	$217,350	90%	$195,615
Eric Benevich	50%	$188,000	90%	$169,200
Christopher O’Brien	50%	$243,500	100%	$243,500
Haig Bozigian	50%	$197,500	100%	$197,500

Long-Term Equity Awards

Size of Equity Awards. In determining the size of the total equity compensation opportunity in 2016, the Committee:

•	aimed to have the aggregate target award value result in target total direct compensation at a level that is competitive in the marketplaces in which we compete;

•	focused a larger portion of total direct compensation in the form of long-term and performance-based equity awards intended to drive long-term differentiated value relative to our peers and maximize long-term stockholder value;

•	aimed to structure a substantial portion of equity opportunity in the form of awards that vest based on achievement of performance goals to better align our executives’ long-term compensation opportunity with our stockholders’ interests; and

•	considered the recommendations of Dr. Gorman for the other NEOs.

Equity Award Mix. The Committee determined that the equity awards granted to the NEOs in February 2016 should consist of stock options, time-vesting RSU grants and performance-vesting PRSU grants as set forth in the table below. The Committee determined these three types of equity awards provided the appropriate balance of long-term incentives for our executive officers. Specifically, PRSUs that vest based on objectively measurable performance goals focus executives on achieving specific longer-term Company performance goals and increasing stockholder value, and RSUs that vest over time provide tangible value to executive officers and serve as an incentive and retention tool during a difficult operating or volatile business environment, while still being tied to our stockholder value. It is the Committee’s view that stock options are inherently performance oriented because the executive realizes no value from stock options unless and until the Company’s stock price increases over the strike price. The Committee believes it is important to evaluate the equity award mix each year to determine what types of equity awards should be granted. For example, in February 2017 the Committee did not award any performance-vesting PRSUs.

In setting the mix of the three types of equity awards for 2016, the Committee determined that a substantial portion of the equity grants should consist of awards that vest based on our performance (in the form of specific and measurable performance goals), in addition to continued service over time. The mix between the three types of awards were determined based on market data of the equity award practices of peer group companies provided by the Committee’s consultant, with the aim that performance-based awards comprise a meaningful portion of each executive officer’s total award. Accordingly, the Committee structured the mix of equity such that the baseline award of options and RSUs would generally deliver value, as determined by the Black-Scholes value of stock options and the value of RSUs as if they were fully vested, to NEOs between the 50th and 75th percentiles with PRSUs providing the opportunity for above-market pay if earned. The opportunity for higher performance-based compensation opportunity reflects our commitment to pay for performance, with compensation above the median of our peers for exceptional performance and compensation below this level if our performance goals are not reached.

Executive Officer	Stock Options	RSU – Time Vesting	PRSU – Performance Vesting (Target)
Kevin Gorman	109,100	23,000	35,750
Timothy Coughlin	48,500	10,200	20,500
Eric Benevich	41,200	8,700	20,500
Christopher O’Brien	60,600	12,800	30,500
Haig Bozigian	48,500	10,200	20,500

2016 Award Vesting Criteria. The Committee, in consultation with the independent members of the Board of Directors, determined with respect to the February 5, 2016 equity grants that the use of both stock options which vest monthly, on a pro-rata basis, over a four-year period and RSUs which vest annually, on a pro-rata basis, over a four-year period were the appropriate equity compensation vehicles. The Committee and Board of Directors believe that the long-term equity based compensation awards closely align stockholder and management interests.

In addition, the Committee, on February 5, 2016, in consultation with the independent members of the Board of Directors, also carefully set the PRSU award goals to be rigorous and ultimately serve to align management and our stockholders’ interests. The 2016 PRSUs vest upon 1) obtaining positive pivotal clinical trial data for the treatment of Tourette syndrome with valbenazine as determined by the Committee and 2) the FDA’s acceptance of the Company’s NDA submission of valbenazine for the treatment of Tourette syndrome. Vesting of these awards would represent the culmination of several years of effort, including success in clinical development and the successful navigation of the regulatory submission process. If the vesting criteria are achieved, we believe significant stockholder value will be created. Additionally, these PRSUs have a limited term of four years for the Company to achieve the objectives required for vesting. The individual PRSUs either fully vest upon completion of the corporate objectives within such four-year period or never vest.

Retirement Benefits

The Company’s matching contribution to the 401(k) Plan for 2016 was 50% of eligible participant contributions, subject to applicable federal limits. The Company made no additional discretionary contributions to the 401(k) Plan in 2016.

Equity Ownership Guidelines

In March 2014, the Committee approved equity ownership guidelines for our executive officers. The equity ownership guidelines are designed to further align the interests of the executive officers with those of our stockholders by ensuring that our executive officers have a meaningful financial stake in the Company’s long-term success. The equity ownership guidelines establish a minimum equity ownership level by position, with such values determined based on the value of our ordinary shares owned by such persons as of certain measurement dates. All shares directly or beneficially owned by the executive officer, including the net exercisable value of outstanding vested stock options (where the market price of our common shares exceeds the strike price of such option) are included in determining the value of equity owned under our equity ownership guidelines. The equity ownership requirements are as follows:

Chief Executive Officer	3 times base salary
All other executive officers	1 times base salary

New executive officers are granted a five-year period to reach the equity ownership requirements set forth in the guidelines; and are expected to make annual progress toward the equity ownership requirements during this five-year period. When an executive officer does not meet the equity ownership requirements set forth in the guidelines, he/she is restricted from selling any held shares until such requirements are met. Additionally, should an executive officer who does not meet the equity ownership requirements choose to exercise a stock option or vest in any RSUs, he or she is required to retain all shares acquired through those transactions, aside from any shares necessary to fulfill such transaction related tax obligations, until full compliance with the equity ownership guidelines is attained.

Annual compliance with the equity ownership guidelines is assessed during the first quarter of each year. As of March 31, 2017, each of our NEOs is in compliance with the equity ownership guidelines.

Equity Trading Policies and Procedures

The Company has policies and procedures to prohibit direct or indirect participation by employees of the Company in transactions involving trading activities in Company common stock which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such prohibited activities would include the purchase of put or call options, or the writing of such options as well as short sales, hedging transactions such as “cashless” collars, forward sales, equity swaps and other related arrangement which may indirectly involve short-sale and any other transactions designed for profit from short-term movement in the Company’s stock price.

Additionally, transactions in which Company common stock is margined or pledged to secure a loan must be pre-approved by the Company’s Chief Financial Officer or Chief Legal Officer based on guidelines adopted by the Nominating/Corporate Governance Committee.

To the Company’s knowledge, there were no transactions involving hedging, pledging or margining Company common stock during 2016, nor were there any such transactions as of the Record Date.

The Company also requires executive officers and directors to complete all equity related open-market purchase and sale transactions via a 10b5-1 plan. The 10b5-1 plans typically cover, among other transactions, direct sales and purchases of Company stock, as well as same-day-sales related to option exercises and sales of stock for tax payments upon the vesting of restricted stock units. All 10b5-1 plans are required to have a 90-day waiting period from the election date to the date of the first transaction. Additionally, Company policy restricts the executive officers and directors from amending, canceling, suspending or otherwise modifying any 10b5-1 trading plan subsequent to adoption of the plan.

Compensation Recovery Policy

In February 2017, we adopted a clawback policy, even though the SEC has not yet issued final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement. Our policy currently provides that, in the event that (i) we are required to prepare an accounting restatement for any fiscal quarter or year due to our material noncompliance with any financial reporting requirement and (ii) it is determined that misconduct contributed to the noncompliance that resulted in the obligation to restate our financial statements, we may take action to recover from any officer whose misconduct contributed to the noncompliance which resulted in the obligation to restate our financial statements, the incentive compensation that was paid or vested to such officer during the twelve-month period preceding the restatement obligation. We will also comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our policy to the extent required by law once the SEC adopts final regulations on the subject.

Tax Considerations

Internal Revenue Code Section 162(m)

The Committee considers the potential impact under Internal Revenue Code Section 162(m) whereby we can only deduct up to $1.0 million of the compensation we pay to named executive officers each taxable year unless such compensation is “performance-based compensation” within the meaning of the Internal Revenue Code. The Committee has determined that any gain related to the exercise of a stock option granted under any of our stockholder-approved stock option plans with an exercise price at least equal to the fair value of our common stock on the date of grant qualifies under the Internal Revenue Code as performance-based compensation and therefore is not subject to the $1.0 million limitation. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into executive officer compensation arrangements under which payments are not deductible under Section 162(m).

Internal Revenue Code Section 409A

Section 409A governs deferred compensation arrangements. The Committee structures our deferred compensation programs with the assistance of our external counsel to be exempt from, or compliant with, Section 409A.

Accounting Considerations

The Company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is incurred. The accounting impact of our compensation programs are one of many factors that the Committee considers in determining the structure and size of our executive compensation programs.

Risk Analysis of Our Compensation Program

Our Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained, long-term Company growth, which we believe will ultimately contribute to the creation of stockholder value.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2014, 2015 and 2016 to the NEOs named below.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Kevin C. Gorman, Ph.D.	2014	$557,300	$401,256	$2,546,700	$2,408,000	$39,596	$5,952,852
President and Chief Executive Officer (1)	2015	$575,000	$345,000	$824,750	$3,225,000	$42,217	$5,011,967
	2016	$592,000	$337,440	$2,114,413	$2,202,729	$43,076	$5,289,658

Timothy P. Coughlin	2014	$409,700	$245,820	$1,743,510	$1,183,360	$34,815	$3,617,205
Chief Financial Officer (1)	2015	$422,000	$211,000	$395,880	$1,720,000	$37,005	$2,785,885
	2016	$434,700	$195,615	$1,250,608	$2,364,830	$36,058	$4,281,811

Christopher F. O’Brien, M.D.	2014	$459,000	$275,400	$1,743,510	$1,183,360	$24,818	$3,686,088
Chief Medical Officer	2015	$472,800	$236,400	$395,880	$1,612,500	$27,105	$2,744,685
	2016	$487,000	$243,500	$1,558,367	$1,223,514	$28,211	$3,540,592

Eric Benevich	2014	$—	$—	$—	$—	$—	$—
Chief Commercial Officer	2015	$218,532	$109,300	$1,044,500	$1,648,200	$221,961	$3,242,493
	2016	$376,000	$169,200	$1,050,908	$831,828	$62,663	$2,490,599

Haig P. Bozigian, Ph.D.	2014	$363,400	$218,040	$1,723,920	$1,032,000	$39,589	$3,376,949
Chief Development Officer	2015	$381,600	$190,800	$362,890	$1,397,500	$39,024	$2,371,814
	2016	$395,000	$197,500	$1,104,893	$979,215	$40,278	$2,716,886

(1)	The titles and capacities set forth in the table above are as of the Record Date, other than (i) Dr. Gorman stopped serving as the Company’s President effective January 9, 2017, when David-Alexandrè C. Gros, M.D. began serving as the Company’s President and Chief Operating Officer and (ii) Mr. Coughlin resigned as the Company’s Vice President and Chief Financial Officer effective February 15, 2017.
(2)	Salary and bonus figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).
(3)	Stock awards consist of restricted stock units and performance restricted stock units and may be subject to deferred delivery arrangements. The amounts shown are the full grant date fair value in accordance with ASC 718. The fair values of restricted stock units granted in 2014, 2015 and 2016 are based on the Company’s closing market price per share on the grant date, which was $19.59 for all 2014 grants, $32.99 for all 2015 grants other than Mr. Benevich’s grant, for which it was $41.78, and which was $35.99 for all 2016 grants.
(4)	The amounts shown are the full grant date fair value in accordance with Accounting Standards Codification 718-10, Compensation—Stock Compensation (ASC 718). The assumptions used to calculate the grant date fair value of stock awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 14, 2017. The grant date fair values of option awards for 2014, 2015 and 2016 (other than

Mr. Benevich’s 2015 option award) are based on per share Black-Scholes values of $13.77, $21.50 and $20.19, respectively. Mr. Benevich’s 2015 option award is based on a per share Black-Scholes value of $27.47.
(5)	Includes all other compensation as described in the table below.

All Other Compensation Table

Name	Year	401(k) Employer Match	Insurance Premiums (1)	Relocation Expense	Total Other
Kevin C. Gorman, Ph.D.	2014	$7,650	$31,946	$—	$39,596
	2015	$7,950	$34,267	$—	$42,217
	2016	$7.950	$35,126	$—	$43,076
Timothy P. Coughlin	2014	$7,650	$27,165	$—	$34,815
	2015	$7,950	$29,055	$—	$37,005
	2016	$7,950	$28,108	$—	$36,058
Christopher F. O’Brien, M.D.	2014	$7,650	$17,168	$—	$24,818
	2015	$7,950	$19,155	$—	$27,105
	2016	$7,557	$20,654	$—	$28,211
Eric Benevich	2014	$—	$—	$—	$—
	2015	$6,388	$15,574	$100,000	$221,961	(2)
	2016	$7,393	$28,454	$26,816	$62,663
Haig P. Bozigian, Ph.D.	2014	$7,650	$31,939	$—	$39,589
	2015	$7,950	$31,074	$—	$39,024
	2016	$7,950	$32,328	$—	$40,278

(1)	The amounts in this column represent the costs for medical insurance for Company-wide plans, as well as disability insurance premiums and related tax gross-up amounts.
(2)	Amount also includes a $100,000 sign-on bonus.

Grants of Plan-Based Awards During the Fiscal Year Ended December 31, 2016

The following table sets forth certain information regarding plan based-awards granted by the Company during the year ended December 31, 2016 to the NEOs below:

Name	Grant Date or Modification Date		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Awards ($/Sh) (2)	Grant Date Fair Value or Fair Value Related to Modification of Awards (3)
Kevin C. Gorman, Ph.D.	02/05/2016		—	23,000	—	—	$827,770
	02/05/2016		35,750	—	—	—	$1,286,643
	02/05/2016		—	—	109,100	$35.99	$2,202,729

Timothy P. Coughlin	02/05/2016		—	10,200	—	—	$367,098
	02/05/2016		20,500	—	—	—	$737,795
	02/05/2016		—	—	48,500	$35.99	$979,215
	12/20/2016	(4)	—	—	85,000	$5.76	$46,868
	12/20/2016	(4)	—	—	120,000	$8.66	$140,150
	12/20/2016	(4)	—	—	86,000	$8.65	$100,230
	12/20/2016	(4)	—	—	86,000	$19.59	$394,815
	12/20/2016	(4)	—	—	80,000	$32.99	$480,022
	12/20/2016	(4)	—	—	48,500	$35.99	$223,530
	12/20/2016	(4)	—	7,000	—	—	$70,446
	12/20/2016	(4)	—	9,000	—	—	$41,913
	12/20/2016	(4)	—	10,200	—	—	$33,356

Christopher F. O’Brien, M.D.	02/05/2016		—	12,800	—	—	$460,672
	02/05/2016		30,500	—	—	—	$1,097,695
	02/05/2016		—	—	60,600	$35.99	$1,223,514

Name	Grant Date or Modification Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Awards ($/Sh) (2)	Grant Date Fair Value or Fair Value Related to Modification of Awards (3)

Eric Benevich	02/05/2016	—	8,700	—	—	$313,113
	02/05/2016	20,500	—	—	—	$737,795
	02/05/2016	—	—	41,200	$35.99	$831,828

Haig P. Bozigian, Ph.D.	02/05/2016	—	10,200	—	—	$367,098
	02/05/2016	20,500	—	—	—	$737,795
	02/05/2016	—	—	48,500	$35.99	$979,215

(1)	Represents the target number of shares that may be earned under the PRSUs granted to NEOs in 2016 under the Company’s 2011 Plan. The PRSUs did not include threshold or maximum award amounts. The PRSUs vest upon the date the Company has achieved both (i) obtaining positive clinical trial data for the treatment of Tourette’s syndrome with valbenazine and (ii) FDA acceptance of a New Drug Application for the treatment of Tourette’s syndrome with valbenazine. The PRSUs have a limited term of four years to obtain these goals.
(2)	All options and restricted stock units were granted and approved on the same date with option awards having an exercise price equal to the closing market price of the Company’s common stock on the date of grant. All option awards are time-based awards, which vest monthly, on a pro-rata basis, over four years and have an option term of ten years. These RSUs vest annually, on a pro-rata basis, over a four-year period.
(3)	Reflects the grant date per share Black-Scholes value of $20.19 for option awards and the grant date per share value of $35.99 for restricted stock units, each granted on February 5, 2016 which was calculated in accordance with ASC 718.
(4)	Represents equity awards held by Mr. Coughlin outstanding prior to December 20, 2016 that were modified effective December 20, 2016 as more fully described in “Agreements with Named Executive Officers” discussed below. There were no other modifications to the terms of these equity awards, including no modification of the exercise prices of stock options. Such equity awards represent equity awards that were originally granted prior to December 20, 2016, in the case of option awards, at the exercise price on the original grant date, with the shares as shown representing the number of shares subject to such equity awards on the modification date, and the amount reported in the “Grant Date Fair Value or Fair Value Related to Modification of Awards” column with respect to the modified equity awards representing the incremental fair value on the modification date associated with those modified equity awards, which was determined in accordance with FASB ASC Topic 718.

Agreements with Named Executive Officers

Kevin C. Gorman, Ph.D. has an employment contract that provides that: (i) Dr. Gorman will serve as the Company’s Executive Vice President and Chief Operating Officer commencing on August 1, 2007 at an initial annual salary of $400,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Gorman became Chief Executive Officer and his annual base salary for 2017 is $640,000; (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Gorman is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Dr. Gorman will be eligible to receive equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors.

Timothy P. Coughlin has an employment contract that provides that: (i) Mr. Coughlin will serve as the Company’s Vice President and Chief Financial Officer commencing on August 1, 2007 at an initial annual salary of $275,000, subject to annual adjustment by the Board of Directors; (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation;

(iii) Mr. Coughlin is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Mr. Coughlin will be eligible to equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors. In late 2016, Mr. Coughlin and the Company entered into a transition agreement that provides that: (i) from December 20, 2016 until the Resignation Date, Mr. Coughlin continued to receive his 2016 base salary of $434,700; (ii) from the Resignation Date until December 31, 2017, or such earlier date following the Resignation Date that Mr. Coughlin and the Company mutually designate, Mr. Coughlin’s employment with the Company will terminate (the “Employment Termination Date”). During the period between the Resignation Date and the Employment Termination Date (the “Transition Period”), Mr. Coughlin will continue to serve as an employee of the Company as a Vice President, but will no longer have the powers, duties and responsibilities commensurate with the position of Chief Financial Officer. During the Transition Period, Mr. Coughlin will (i) receive a reduced base salary of $310,000; (ii) continue to remain eligible for vacation and other benefits and expense reimbursement pursuant to the terms of his employment agreement; (iii) continue to remain eligible to receive his annual cash incentive bonus payment for 2016, with a target bonus percentage of 50% and a maximum bonus percentage of 60%, as determined by the Board of Directors and/or its Compensation Committee; and (iv) remain eligible to participate in the Company’s cash incentive bonus program for 2017, as determined by the Board of Directors and/or its Compensation Committee, with a reduced target bonus percentage of 40% and a reduced maximum bonus percentage of 48%. Pursuant to the transition agreement, Mr. Coughlin is not entitled to any further stock awards or equity grants from the Company but any stock awards and equity grants previously granted to Mr. Coughlin will continue to vest and become exercisable during the Transition Period in accordance with their terms. The equity awards previously granted to Mr. Coughlin under the 2011 Plan and then held by him, other than certain performance-based restricted stock units granted to Mr. Coughlin in February 2016 (collectively, the “Covered Awards”), shall continue to vest and become exercisable following the Employment Termination Date, and any such equity award that is a stock option shall remain exercisable until three months following the last vesting date with respect to any of the Covered Awards, but no later than the end of the original full term of such stock option. Except as modified by the transition agreement, Mr. Coughlin’s employment agreement remains in full force and effect until the Employment Termination Date.

Christopher F. O’Brien, M.D. has an employment contract that provides that: (i) Dr. O’Brien will serve as the Company’s Senior Vice President, Clinical Development and Chief Medical Officer commencing on August 1, 2007 at an initial annual salary of $350,000, subject to annual adjustment by the Board of Directors (Dr. O’Brien’s annual base salary for 2017 is $501,600); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. O’Brien is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. O’Brien is eligible to receive equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors.

Eric Benevich has an employment contract that provides that: (i) Mr. Benevich will serve as the Company’s Chief Commercial Officer commencing on May 26, 2015 at an initial annual salary of $365,000, subject to annual adjustment by the Board of Directors (Mr. Benevich’s annual base salary for 2017 is $410,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Mr. Benevich is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Mr. Benevich is eligible to receive stock option awards with the equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors.

Haig P. Bozigian, Ph.D. has an employment contract that provides that: (i) Dr. Bozigian will serve as the Company’s Senior Vice President, Pharmaceutical and Preclinical Development commencing on August 1, 2007 at an initial annual salary of $260,000, subject to annual adjustment by the Board of Directors (Dr. Bozigian’s annual base salary for 2017 is $408,800); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Bozigian is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Bozigian is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Outstanding Equity Awards at Fiscal Year-End. The following table sets forth the outstanding equity awards held by the NEOs at December 31, 2016.

	Option Awards								Stock Awards
Name	Award Grant and Commencement of Vesting Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin C. Gorman, Ph.D.	05/11/2010	85,900	(4)	—		—	$2.59	05/11/2017	—		—	—
	08/25/2011	250,000	(4)	—		—	$5.76	08/25/2021	—		—	—
	01/12/2012	240,000	(2)	—		—	$8.66	01/12/2022	—		—	—
	01/10/2013	171,351	(2)	3,649	(2)	—	$8.65	01/10/2023	7,500	(3)	$290,250	—
	01/16/2014	127,602	(2)	47,398	(2)	—	$19.59	01/16/2024	52,500	(5)	$580,500	$1,451,250
	02/03/2015	68,748	(2)	81,252	(2)	—	$32.99	02/03/2025	18,750	(3)	$725,625	—
	02/05/2016	22,728	(2)	86,372	(2)	—	$35.99	02/05/2026	58,750	(9)	$890,100	$1,383,525
Timothy P. Coughlin	08/25/2011	85,000	(4)	—		—	$5.76	08/25/2021	—		—	—
	01/12/2012	120,000	(2)	—		—	$8.66	01/12/2022	—		—	—
	01/10/2013	84,206	(2)	1,794	(2)	—	$8.65	01/10/2023	3,500	(3)	$135,450	—
	01/16/2014	62,707	(2)	23,293	(2)	—	$19.59	01/16/2024	32,000	(6)	$270,900	$967,500
	02/03/2015	36,666	(2)	43,334	(2)	—	$32.99	02/03/2025	9,000	(3)	$348,300	—
	02/05/2016	10,104	(2)	38,396	(2)	—	$35.99	02/05/2026	30,700	(9)	$394,740	$793,350
Christopher F. O’Brien, M.D.	08/25/2011	83,750	(4)	—		—	$5.76	08/25/2021	—		—	—
	01/12/2012	120,000	(2)	—		—	$8.66	01/12/2022	—		—	—
	01/10/2013	84,206	(2)	1,794	(2)	—	$8.65	01/10/2023	3,500	(3)	$135,450	—
	01/16/2014	62,707	(2)	23,293	(2)	—	$19.59	01/16/2024	32,000	(6)	$270,900	$967,500
	02/03/2015	34,374	(2)	40,626	(2)	—	$32.99	02/03/2025	9,000	(3)	$348,300	—
	02/05/2016	12,624	(2)	47,976	(2)	—	$35.99	02/05/2026	43,300	(9)	$495,360	$1,180,350
Eric Benevich	06/01/2015	22,506	(1)	37,494	(1)	—	$41.78	06/01/2025	25,000	(7)	$967,500	—
	02/05/2016	8,583	(2)	32,617	(2)	—	$35.99	02/05/2026	29,200	(9)	$336,690	$793,350
Haig P. Bozigian, Ph.D.	08/25/2011	125,000	(4)	—		—	$5.76	08/25/2021	—		—	—
	01/12/2012	100,000	(2)	—		—	$8.66	01/12/2022	—		—	—
	01/10/2013	73,436	(2)	1,564	(2)	—	$8.65	01/10/2023	3,250	(3)	$125,775	—
	01/16/2014	54,686	(2)	20,314	(2)	—	$19.59	01/16/2024	31,500	(8)	$251,550	$967,500
	02/03/2015	29,791	(2)	35,209	(2)	—	$32.99	02/03/2025	8,250	(3)	$319,275	—
	02/05/2016	10,104	(2)	38,396	(2)	—	$35.99	02/05/2026	30,700	(9)	$394,740	$793,350

(1)	Vests monthly over four years, subject to an initial one-year “cliff.”
(2)	Vests monthly over four years.
(3)	Vests annually over four years.
(4)	Vests monthly over three years.
(5)	Consists of 37,500 Performance Restricted Stock Units (“PRSUs”) and 15,000 RSUs. The RSUs vest annually over three years. The PRSUs vest upon the Company obtaining FDA approval of a New Drug Application. The PRSUs vesting provisions are entirely exclusive of the Company’s elagolix program. The PRSUs have a limited term of five years to obtain the goal.
(6)	Consists of 25,000 PRSUs and 7,000 RSUs. The RSUs vest annually over three years. The PRSUs vest upon the Company obtaining FDA approval of a New Drug Application. The PRSUs vesting provisions are entirely exclusive of the Company’s elagolix program. The PRSUs have a limited term of five years to obtain the goal.
(7)	Vests three years from date of grant.
(8)	Consists of 25,000 PRSUs and 6,500 RSUs. The RSUs vest annually over four years. The PRSUs vest upon the Company obtaining FDA approval of a New Drug Application. The PRSUs vesting provisions are entirely exclusive of the Company’s elagolix program. The PRSUs have a limited term of five years to obtain the goal.

(9)	Consists of 35,750 PRSUs and 23,000 RSUs for Dr. Gorman, 20,500 PRSUs and 10,200 RSUs for Mr. Coughlin and Dr. Bozigian, 30,500 PRSUs and 12,800 RSUs for Dr. O’Brien and 20,500 PRSUs and 8,700 RSUs for Mr. Benevich. The RSUs vest annually over four years. The PRSUs vest upon the date the Company has achieved both (1) obtaining positive pivotal clinical trial data for the treatment of Tourette’s syndrome with valbenazine and (2) FDA acceptance of a New Drug Application for the treatment of Tourette’s syndrome with valbenazine. The PRSUs have a limited term of four years to obtain the goal.

Option Exercises and Stock Vested During the Year. The following table sets forth the options exercised and stock awards that vested during fiscal 2016 along with their respective values at December 31, 2016 for the NEOs:

Option Exercises and Stock Vested Table

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)
Kevin C. Gorman, Ph.D.	9,100	$337,246	21,250	$919,898
Timothy P. Coughlin	—	$—	10,000	$432,457
Christopher F. O’Brien, M.D.	—	$—	10,000	$432,457
Eric Benevich	—	$—	—	$—
Haig P. Bozigian, Ph.D.	—	$—	9,250	$400,208

(1)	Information relates to stock option exercises during 2016.
(2)	Information relates to restricted stock units and performance restricted stock units that vested during 2016.
(3)	Calculated by multiplying the number of shares acquired upon exercise of stock options by the difference between the exercise price and the market price of the Company’s common stock at the time of exercise.
(4)	Calculated by multiplying the number of shares acquired upon vesting of restricted stock units by the average price of shares sold for purposes of satisfying federal and state income tax liabilities.

Potential Payments Upon Termination or Change-in-Control. The following tables set forth the potential severance benefits payable to the NEOs in the event of a termination prior to or following a change in control, assuming such event occurred on December 31, 2016:

Potential Payment upon Termination Table*

Name	Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$740,000	$444,000	$43,432	$3,175,017	$43,975	$4,446,424
Timothy P. Coughlin	$543,375	$271,688	$32,176	$1,593,931	$34,300	$2,475,470
Christopher F. O’Brien, M.D.	$487,000	$243,500	$2,828	$1,123,683	$25,367	$1,882,378
Eric Benevich	$376,000	$188,000	$6,515	$112,086	$35,091	$717,692
Haig P. Bozigian, Ph.D.	$395,000	$197,500	$41,141	$987,607	$35,162	$1,656,410

*	Reflects a termination without cause or due to a constructive termination, or deemed termination, prior to a change in control.
(1)	Based on salary as of December 31, 2016.
(2)	Based on bonus targets established by the Board of Directors for 2016.
(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2016 and a one-time additional two-week vacation benefit for eligible employees.
(4)

The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and restricted stock units as of December 31, 2016 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 30, 2016 of $38.70.
(5)	Medical is comprised primarily of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment upon Change-in-Control Table*

Name	Severance (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Statutory Tax Gross-up (6)	Total
Kevin C. Gorman, Ph.D.	$1,184,000	$710,400	$43,432	$7,034,695	$70,360	$—	$9,042,887
Timothy P. Coughlin	$869,400	$434,700	$32,176	$3,760,769	$54,880	$—	$5,151,925
Christopher F. O’Brien, M.D.	$730,500	$365,250	$2,828	$4,258,888	$38,050	$—	$5,395,516
Eric Benevich	$564,000	$282,000	$6,515	$1,924,535	$52,636	$—	$2,829,686
Haig P. Bozigian, Ph.D.	$592,500	$296,250	$41,141	$3,592,485	$52,742	$—	$4,575,118

*	Reflects benefits to be provided upon a termination without cause, or due to a constructive termination, within a specified time following a change-in-control.
(1)	Based on salary as of December 31, 2016.
(2)	Based on bonus targets established by the Board of Directors for 2016.
(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2016 and a one-time additional two-week vacation benefit for eligible employees.
(4)	The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and restricted stock units as of December 31, 2016 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 30, 2016 of $38.70.
(5)	Medical is comprised primarily of health insurance premiums for the period specified in each executive officer’s employment contract.
(6)	Represents tax gross-up payments (inclusive of the excise tax due) if total payments to executive in connection with a change-in-control exceed 2.99 times such executive’s base amount by 15% or more. Based on the closing price of the Company’s common stock on December 30, 2016 of $38.70, excise tax payments will be due to all NEOs that are entitled to tax gross-up payments. The tax gross-up payments were calculated using the highest federal and state tax rates in effect during 2016.

Potential Payment upon Termination by Disability Table*

Name	Base Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$740,000	$355,200	$43,432	$3,175,017	$43,975	$4,357,624
Timothy P. Coughlin	$543,375	$217,350	$32,176	$1,593,931	$34,300	$2,421,132
Christopher F. O’Brien, M.D.	$487,000	$243,500	$2,828	$1,123,683	$25,367	$1,882,378
Eric Benevich	$376,000	$188,000	$6,515	$112,086	$35,091	$717,692
Haig P. Bozigian, Ph.D.	$395,000	$197,500	$41,141	$987,607	$35,162	$1,656,410

*	Reflects a termination due to disability.
(1)	Based on salary as of December 31, 2016.
(2)	Based on bonus targets established by the Board of Directors for 2016.
(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2016 and a one-time additional two-week vacation benefit for eligible employees.
(4)	The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and restricted stock units as of December 31, 2016 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 30, 2016 of $38.70.

(5)	Medical is comprised primarily of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment upon Termination by Death Table*

Name	Bonus (1)	Accrued Compensation (2)	Stock Awards (3)	Total
Kevin C. Gorman, Ph.D.	$355,200	$43,432	$3,175,017	$3,573,649
Timothy P. Coughlin	$217,350	$32,176	$1,593,931	$1,843,457
Christopher F. O’Brien, M.D.	$243,500	$2,828	$1,123,683	$1,370,011
Eric Benevich	$188,000	$6,515	$112,086	$306,601
Haig P. Bozigian, Ph.D.	$197,500	$41,141	$987,607	$1,226,248

*	Reflects a termination due to death.
(1)	Based on bonus targets established by the Board of Directors for 2016.
(2)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2016 and a one-time additional two-week vacation benefit for eligible employees.
(3)	The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and restricted stock units as of December 31, 2016 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 30, 2016 of $38.70.

The following is a description of the arrangements under which the NEOs may be entitled to potential payments upon a termination without cause or resignation due to a constructive termination (including following a change-in-control) or upon disability or death. Resignation due to constructive termination may include an executive’s resignation following one or more of the following material adverse changes in the nature of such executive’s employment, as specified in the agreement, which is not cured following notification:

•	a significant reduction in the executive or the executive supervisor’s duties or responsibilities,

•	a material reduction in base salary,

•	material relocation, or

•	material breach of the executive’s employment agreement.

Dr. Gorman is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Dr. Gorman is entitled to 2 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Dr. Gorman for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 times his base amount by more than 15%. In the event of termination due to disability, Dr. Gorman is entitled to 15 months of base salary paid semi-monthly over 15 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination due to Dr. Gorman’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Coughlin is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Mr. Coughlin is entitled to 2 times his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Mr. Coughlin for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 times his base amount by more than 15%. In the event of termination due to disability, Mr. Coughlin is entitled to 15 months of base salary paid semi-monthly over 15 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Coughlin in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination due to Mr. Coughlin’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Coughlin in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. O’Brien is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Dr. O’Brien is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination. In addition, the Company has agreed to reimburse Dr. O’Brien for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 times his base amount by more than 15%. In the event of termination due to disability, Dr. O’Brien is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction of the numerator of which is the number of full months of employment by Dr. O’Brien in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. O’Brien’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. O’Brien in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Benevich is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Mr. Benevich is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination; provided, however, in the event such payment to Mr. Benevich after a change of control is subject to a “best-after-tax” provision. The best-after-tax provision provides that if the change of control payment due to Mr. Benevich would be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, the Company may reduce the change of control payments to Mr. Benevich if, after all applicable taxes, the final payments would be larger than if the change of control payments were not reduced and therefor subject to an excise tax. In the event of termination due to disability, Mr. Benevich is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Benevich in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Mr. Benevich’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Benevich in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Bozigian is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Dr. Bozigian is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination. In addition, the Company has agreed to reimburse Dr. Bozigian for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 times his base amount by more than 15%. In the event of termination due to disability, Dr. Bozigian is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Bozigian in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. Bozigian’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Bozigian in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

DIRECTORS COMPENSATION SUMMARY

Non-Employee Director Compensation Philosophy

Our non-employee director compensation philosophy is based on the following guiding principles:

•	Aligning the long-term interests of stockholders and directors; and

•	Compensating directors appropriately and adequately for their time, effort and experience.

The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending Company meetings. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity.

In 2016, the Board and the Company’s stockholders approved certain annual limits on compensation to be paid to the Company’s non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director will not exceed $1,250,000 in total value during any year. In addition, the aggregate value of the initial option grant or other similar stock awards granted under the 2011 Plan or otherwise to any individual for service as a non-employee director upon or in connection with his or her initial election or appointment to the Board will not exceed $2,000,000 in total value. The Board has the authority to make exceptions to these limits in extraordinary circumstances, in its discretion, provided that any non-employee director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation. No exceptions were made in 2016.

Each year, our Committee reviews non-employee director compensation levels with its compensation consultant and recommends to our Board, as it deems appropriate, changes to such compensation levels. Our director compensation for fiscal 2016 and fiscal 2017 is described below.

Non-Employee Director Compensation for Fiscal 2016

Non-employee directors are reimbursed for expenses incurred in connection with performing their duties as directors of the Company. For 2016, directors who are not employees of the Company received a $50,000 annual retainer. The Company provided the Chairman of the Board, William H. Rastetter, an additional $30,000, making his total annual cash retainer $80,000. In addition to the cash compensation set forth above, the Chairman of the Audit Committee received an additional $20,000 annual cash retainer. The Chairman of the Compensation Committee received an additional $20,000 annual cash retainer. The Chairman of the Nominating/Corporate Governance Committee received an additional $9,000 annual cash retainer. The Chairman of the Technology and Medical Sciences Committee received an additional $9,000 annual cash retainer. Each other director who was a member of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee or the Science and Medical Technology Committee received an additional annual cash retainer of $12,000, $12,000, $5,000 and $5,000, respectively, for each Committee on which he or she served.

Additionally, for 2016, each non-employee director received a grant of a nonstatutory stock option to purchase 15,000 shares of the Company’s common stock (except that the Chairman of the Board received an option to purchase 18,000 shares) at the 2016 Annual Meeting. The options granted to non-employee directors have exercise prices equal to the fair market value of the Company’s common stock on the date of the grant, are subject to a ten-year term and vest monthly over the one-year period following the date of grant.

The following table sets forth the compensation paid by the Company for the fiscal year ended December 31, 2016 to the directors of the Company named below:

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Kevin C. Gorman, Ph.D. (3)	$—	$—	$—
William H. Rastetter, Ph.D. (4)	$86,750	$482,040	$568,790
Gary A. Lyons (5)	$55,292	$401,700	$456,992
Joseph A. Mollica, Ph.D. (6)	$67,000	$401,700	$468,700
George J. Morrow (7)	$65,500	$401,700	$467,200
W. Thomas Mitchell (8)	$—	$—	$—
Corinne H. Nevinny (9)	$70,000	$401,700	$471,700
Richard F. Pops (10)	$82,000	$401,700	$483,700
Alfred W. Sandrock, Jr., M.D. Ph.D. (11)	$68,958	$401,700	$470,658
Stephen A. Sherwin, M.D. (12)	$73,625	$401,700	$475,325

(1)	Amounts in this column reflect compensation earned in 2016, all of which was paid during 2016.
(2)	The amounts shown represent the full grant date fair value of option awards granted in 2016 as determined pursuant to ASC 718. The assumptions used to calculate the value of such awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair values of all option awards are based on a per share Black-Scholes value of $26.78.
(3)	During 2016, Dr. Gorman was an employee of the Company, and as such, did not receive any compensation for service on the Board of Directors. As of December 31, 2016, Dr. Gorman had outstanding options to purchase 1,185,000 shares of common stock, and 137,500 outstanding restricted stock units.
(4)	As of December 31, 2016, Dr. Rastetter had outstanding options to purchase 153,000 shares of common stock.
(5)	As of December 31, 2016, Mr. Lyons had outstanding options to purchase 115,000 shares of common stock.
(6)	As of December 31, 2016, Dr. Mollica had outstanding options to purchase 120,000 shares of common stock.
(7)	As of December 31, 2016 Mr. Morrow had outstanding options to purchase 55,000 shares of common stock.
(8)	As of December 31, 2016, Mr. Mitchell had outstanding options to purchase 55,000 shares of common stock. Mr. Mitchell resigned from the Board of Directors on May 19, 2016.
(9)	As of December 31, 2016, Ms. Nevinny had outstanding options to purchase 115,000 shares of common stock.
(10)	As of December 31, 2016, Mr. Pops had outstanding options to purchase 115,000 shares of common stock.
(11)	As of December 31, 2016, Dr. Sandrock had outstanding options to acquire 55,000 shares of common stock.
(12)	As of December 31, 2016, Dr. Sherwin had outstanding options to purchase 115,000 shares of common stock.

Non-Employee Director Compensation for Fiscal 2017

Director cash and equity compensation for 2017 will remain at the 2016 levels. Any new non-employee director will be automatically granted a nonstatutory stock option to purchase 20,000 shares of the Company’s common stock upon the date such person joins the Board of Directors.

Additional Information

Executive officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the directors, executive officers or key employees of the Company. None of our directors or executive officers has been involved in any of the legal proceedings specified in Item 401(f) of Regulation S-K in the past 10 years.

.

RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the Company’s Audit Committee Charter, the Company’s Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In connection with its review, approval or ratification of related person transactions, the Company’s Audit Committee takes into account all relevant available facts and circumstances in determining whether such transaction is in the best interests of the Company and its stockholders. Any transaction that would disqualify a director from meeting the “independent director” standard as defined under the Nasdaq Stock Market rules requires review by the Company’s Audit Committee prior to entering into such transaction. For all other related person transactions the Company reviews all agreements and payments for related person transactions and based on this review, a report is made to the Company’s Audit Committee quarterly disclosing all related person transactions during that quarter, if any. All related person transactions shall be disclosed in the Company’s applicable filings with the SEC as required under SEC rules.

Related Person Transactions During Fiscal 2016

There were no related person transactions during fiscal 2016.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, as well as certain brokers, household proxy materials, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If you hold registered shares, you may direct your written request to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130 or contact the Company’s Corporate Secretary at 858-617-7600.

Advance Notice Procedures. To be considered for inclusion in next year’s proxy materials, a stockholder must submit his, her or its proposal in writing by December 21, 2017, which is the date that is 120 days prior to the first anniversary of the mailing date of this proxy statement, to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Appendix A

NEUROCRINE BIOSCIENCES, INC.

2011 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: FEBRUARY 21, 2011

APPROVED BY THE STOCKHOLDERS: MAY 25, 2011

AMENDED BY THE STOCKHOLDERS: MAY 23, 2013

AMENDED BY THE STOCKHOLDERS: MAY 22, 2014

AMENDED BY THE STOCKHOLDERS: MAY 28, 2015

AMENDED BY THE STOCKHOLDERS: MAY 20, 2016

AMENDED BY THE STOCKHOLDERS:                     , 2017

TERMINATION DATE: FEBRUARY 20, 2021

1. GENERAL.

(a) Successor to and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, 2001 Stock Option Plan, 1997 Incentive Stock Plan, 1996 Director Stock Option Plan and 1992 Incentive Stock Plan (together the “Prior Plans”). On the Effective Date, awards will automatically be granted to the Company’s Directors pursuant to the terms of Section 10 of the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan (the “2011 Automatic Director Awards”). From and following the Effective Date, no additional stock awards shall be granted under the Prior Plans except for the 2011 Automatic Director Awards. From and after the Effective Date, all outstanding stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans; provided, however, any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement or are otherwise forfeited prior to issuance of the shares because of the failure to meet a contingency or condition required to vest such shares shall not again become available for issuance under either the Prior Plans or this Plan. Except with respect to the 2011 Automatic Director Awards, all Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients. The persons eligible to receive discretionary Awards are Employees, Directors and Consultants. The persons eligible to receive Stock Awards under the Director Grant Program are Eligible Directors.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, and (vii) Other Stock Awards.

(d) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

2. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(d). However, the Board may not delegate administration of the Director Grant Program.

(b) Powers of Board. Except with respect to the Director Grant Program, the Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 10(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Administration of Director Grant Program. The Board shall have the power, subject to and within the limitations of, the express provisions of the Director Grant Program:

(i) To determine the provisions of each Stock Award to the extent not specified in the Director Grant Program.

(ii) To construe and interpret the Director Grant Program and the Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Director Grant Program or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Director Grant Program fully effective.

(iii) To amend the terms of the Director Grant Program or a Stock Award granted thereunder, except that rights under any such Stock Award granted before amendment of the Director Grant Program shall not be impaired by any amendment of the Director Grant Program unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Director Grant Program.

(d) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan (except the Director Grant Program) to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(e) Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are providing Continuous Service to the Company or any of its Subsidiaries who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value pursuant to Section 14(z)(iii) below.

(f) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(g) Cancellation and Re-Grant of Stock Awards. Except in connection with a Corporate Transaction, as provided in Section 10(a) relating to Capitalization Adjustments, or unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event, neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or SARs under the Plan, or (ii) cancel any outstanding Options or SARs that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash, Full Value Awards, or Options or SARs with an exercise price less than the original exercise price of the Options or SARs that are cancelled.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to Section 10(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed seventeen million (17,000,000) shares. For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 8(a). Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Stock Award having been issued, such expiration or termination shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve. If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited shall revert to and again become available for issuance under the Plan.

(c) Limitation on Full Value Awards. The aggregate number of shares of Common Stock that may be issued pursuant to grants of Full Value Awards shall not exceed fifty percent (50%) of the aggregate number of shares of Common Stock available for issuance under this Plan as set forth in Section 3(a), subject to adjustment as provided in Sections 3(b) and 10(a).

(d) Shares Not Available For Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant shall no longer be available for issuance under the Plan. Also, any shares used to pay the exercise price of a Stock Award or that are withheld in satisfaction of applicable tax withholding obligations shall no longer be available for issuance under the Plan. Any shares repurchased on the open market with the proceeds of the exercise price of a Stock Award shall not again be available for issuance under the Plan.

(e) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 10(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be seventeen million (17,000,000) shares of Common Stock.

(f) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of five hundred thousand (500,000) shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any Participant during any calendar year; provided, however that in connection with his or her initial employment, an Employee may be granted such forms of Stock Awards for up to an additional five hundred thousand (500,000) shares of Common Stock which shall not count against such annual limit.

Notwithstanding the foregoing, if any additional Options, SARs or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards shall not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Awards are approved by the Company’s stockholders.

(g) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s regular Annual Meeting for a particular year and ending on the date of the Company’s regular Annual Meeting for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed one million two hundred fifty thousand dollars ($1,250,000) in total value. In addition, the aggregate value of the Initial Award(s) (or other similar stock award(s) granted under the Plan or otherwise to any individual for service as a Non-Employee Director upon or in connection with his or her initial election or appointment to the Board) will not exceed two million dollars ($2,000,000) in total value; for the avoidance of doubt, the aggregate compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to an Annual Period in which such individual is first appointed or elected to the Board shall not exceed the sum of the two preceding limitations in this Section 3(g). The value of any stock awards, for purposes of the limitations described in this Section 3(g), shall be calculated based on the grant date fair value of such stock awards for financial reporting purposes. The limitations in this Section 3(g) shall apply beginning with the Annual period in which the Company’s 2016 Annual Meeting occurs. The Board may make an exception to the applicable limit in this Section 3(g) for any Non-Employee Director in extraordinary circumstances, as the Board may determine in its discretion, provided that any Non-Employee Director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation.

(h) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise; provided, however that the Company may not repurchase shares to be used under this Plan to the extent such repurchased shares would exceed the limitation in Section 3(a).

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code. Stock Awards granted under the Director Grant Program in Section 7 may be granted only to Eligible Directors.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5. PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or SAR Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c) Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the SAR Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the strike price that will be determined by the Board at the time of grant of the SAR. The appreciation distribution in respect to a SAR may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the SAR Agreement evidencing such SAR.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i) Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Except as explicitly provided herein, neither an Option nor a SAR may be transferred.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h) Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the immediate sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(k) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate immediately upon such Participant’s termination of Continuous Service, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or

(ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award will be settled by the delivery of shares of Common Stock as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate, including any vesting restrictions.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed five hundred thousand (500,000) shares of Common Stock; provided, however that in connection with his or her initial employment, an Employee may be granted Performance Stock Awards for up to an additional five hundred thousand (500,000) shares of Common Stock which shall not count against such annual limit. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

Dividend equivalents may be credited in respect of shares of Common Stock covered by a Performance Stock Award, as determined by the Board and contained in the Performance Stock Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Performance Stock Award in such manner as determined by the Board. Any additional shares covered by the Performance Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Performance Stock Award Agreement to which they relate, including any vesting contingent upon the attainment during a Performance Period of certain Performance Goals.

(ii) Board Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iii) Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in either event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of shares of Common Stock, Options, or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such

Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7. INITIAL AND ANNUAL GRANTS TO ELIGIBLE DIRECTORS.

(a) General. The Director Grant Program in this Section 7 provides that Eligible Directors shall receive certain Stock Awards at designated intervals over their period of Continuous Service on the Board. For the avoidance of doubt, all Stock Awards granted the Plan, including any Stock Awards granted under this Section 7, are subject to all the terms and conditions of the Plan, including but not limited to the share reserve limitations of Section 3 and the cancellation and regrant restrictions set forth in Section 2(g).

(b) Eligibility. Stock Awards shall be granted under this Section 7 to all Eligible Directors who meet the criteria specified below.

(c) Director Grants.

(i) Initial Award. At the time a person is first elected or appointed to serve on the Board, provided such person is an Eligible Director, he or she automatically shall, upon the date of his or her initial election or appointment as an Eligible Director, be granted an Option to purchase a number of shares of Common Stock as determined by the Board in its sole discretion, on the terms and conditions set forth in Section 7(d) (each such Option is an “Initial Award”).

(ii) Annual Awards. On the date of each Annual Meeting, commencing with the Annual Meeting in 2012, each person who is then a Eligible Director and who has served as an Eligible Director on the Board for a period of at least six (6) months shall be granted an Option to purchase a number of shares of Common Stock as determined by the Board, in its sole discretion on the terms and conditions set forth in Section 7(d) (each such Option is an “Annual Award”).

(d) Director Option Grant Provisions.

(i) Option Type. Each Option automatically granted under this Section 7 shall be a Nonstatutory Stock Option.

(ii) Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(iii) Exercise Price. The exercise price of each Option shall be one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(iv) Vesting.

(1) Initial Awards granted pursuant to this Section 7 shall vest monthly with respect to 1/36th of the shares over the three (3) year period following the date of grant, subject to the Eligible Director’s Continuous Service through the applicable vesting dates, so that the Option will be fully vested on the third anniversary of the date of grant.

(2) Annual Awards granted pursuant to this Section 7 shall vest monthly with respect to 1/12th of the shares over the one (1) year period following the date of grant, subject to the Eligible Director’s Continuous Service through the applicable vesting dates, so that the Option will be fully vested on the first anniversary of the date of grant.

(3) Each Option granted pursuant to this Section shall automatically fully accelerate vesting upon a Corporate Transaction, subject to the Eligible Director’s Continuous Service through the date of the Corporate Transaction.

(v) Remaining Terms. The remaining terms and conditions of each Option shall be as set forth in an Option Agreement in the form adopted from time to time by the Board; provided, however, that the terms of such Option Agreement shall be consistent with the terms of the Plan.

8. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

9. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(k) Minimum Vesting. After the Effective Date of the Plan, generally (i) no Full Value Award that vests on the basis of the Participant’s Continuous Service with the Company shall vest at a rate that is any more rapid than ratably over a three (3)-year period and (ii) no Full Value Award that vests based on the satisfaction of Performance Goals shall provide for a Performance Period of less than twelve (12) months. Notwithstanding the foregoing, Full Value Awards may be granted by the Committee after the Effective Date that do not meet the foregoing minimum vesting guidelines, provided that such Awards shall be limited to no more than 5% of the total number of shares reserved for issuance under the Plan.

10. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(e), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(f) and 6(c)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to

Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution shall be set by the Board.

(ii) Stock Awards Held by Current Employee and Director Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants that are Employees or Directors and whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Employee and Director Participants”), the vesting of such Stock Awards (and, with respect to Options and SARs, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is fifteen (15) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(d) Stock Awards Held by Persons other than Current Employee and Director Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Employee and Director Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(e) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(f) Change in Control. A Stock Award may be subject to acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

11. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

12. EFFECTIVE DATE OF PLAN. THIS PLAN SHALL BECOME EFFECTIVE ON THE EFFECTIVE DATE.

13. CHOICE OF LAW. THE LAWS OF THE STATE OF CALIFORNIA SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS PLAN, WITHOUT REGARD TO THAT STATE’S CONFLICT OF LAWS RULES.

14. DEFINITIONS. AS USED IN THE PLAN, THE FOLLOWING DEFINITIONS SHALL APPLY TO THE CAPITALIZED TERMS INDICATED BELOW:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Annual Meeting” means the first meeting of the Company’s stockholders held each calendar year at which Directors of the Company are selected.

(c) “Award” means a Stock Award.

(d) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(g) “Cause” shall mean, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) such Participant’s attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between Participant and the Company or any statutory duty Participant owes to the Company; or (iv) such Participant’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided such Participant with written notice thereof and not less than five business days to cure the same.

(h) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the

Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(i) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(d).

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means Neurocrine Biosciences, Inc., a Delaware corporation.

(m) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(n) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(o) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(p) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(q) “Director” means a member of the Board.

(r) “Director Grant Program” means the grant program in effect under Section 7 of the Plan.

(s) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(t) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2011 provided this Plan is approved by the Company’s stockholders at such meeting.

(u) “Eligible Director” means a Director who is not an Employee and is eligible to participate in the Director Grant Program.

(v) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(w) “Entity” means a corporation, partnership, limited liability company or other entity.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(y) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(z) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(aa) “Full Value Award” generally means any Award granted under the Plan, but does not include any Option or a SAR granted pursuant to Section 5 of the Plan.

(bb) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(cc) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(dd) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(ee) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(ff) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(gg) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(hh) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ii) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(jj) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(kk) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ll) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(mm) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(nn) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, legal settlements or other income (expense), or stock-based compensation, other non-cash expenses and changes in deferred revenue); (ii) total stockholder return; (iii) return on equity or average stockholder’s equity; (iv) return on assets, investment, or capital employed; (v) stock price; (vi) margin (including gross margin); (vii) income (before or after taxes); (viii) operating income; (ix) operating income after taxes; (x) pre-tax profit; (xi) operating cash flow; (xii) sales or revenue targets; (xiii) increases in revenue or product revenue; (xiv) expenses and cost reduction goals; (xv) improvement in or attainment of working capital levels; (xvi) economic value added (or an equivalent metric); (xvii) market share; (xviii) cash flow; (xix) cash flow per share; (xx) cash burn; (xxi) share price performance; (xxii) debt reduction; (xxiii) implementation or completion of projects or processes (including, without limitation, discovery of a pre-clinical drug candidate, recommendation of a drug candidate to enter a clinical trial, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, presentation of studies and launch of commercial plans, compliance programs or education campaigns); (xxiv) customer satisfaction; (xxv) stockholders’ equity; (xxvi) capital expenditures; (xxvii) debt levels; (xxviii) financings; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) employee hiring; (xxxiv) funds from operations; (xxxv) budget management; (xxxvi) strategic partnerships or transactions (including acquisitions, joint ventures or licensing transactions); (xxxvii) engagement of thought leaders and patient advocacy groups; (xxxviii) enhancement of intellectual property portfolio, filing of patent applications and granting of patents; (xxxix) litigation preparation and management; and (xl) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(oo) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the U.S. Food and Drug Administration or any other regulatory body.

(pp) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(qq) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(rr) “Plan” means this Neurocrine Biosciences, Inc. 2011 Equity Incentive Plan.

(ss) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(tt) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(vv) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(xx) “Securities Act” means the Securities Act of 1933, as amended.

(yy) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(zz) “Stock Appreciation Right Agreement” or “SAR Agreement”) means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(aaa) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a SAR, a Performance Stock Award or any Other Stock Award.

(bbb) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ccc) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(ddd) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

This Proxy is solicited on behalf of the Board of Directors

NEUROCRINE BIOSCIENCES, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 22, 2017

The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 20, 2017, and hereby appoints Kevin C. Gorman and David-Alexandrĕ Gros, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on May 22, 2017 at 10:30 a.m. local time, at the Company’s corporate headquarters located at 12780 El Camino Real, San Diego, California 92130, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, FOR THE AMENDMENT TO THE COMPANY’S 2011 EQUITY INCENTIVE PLAN AS AMENDED, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY CONTINUATION, ADJOURNMENT OR POSTPONEMENT THEREOF.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Continued and to be signed on reverse side

Neurocrine Biosciences, Inc. 12780 EL CAMINO REAL SAN DIEGO, CA 92130

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Neurocrine Biosciences, Inc. in mailing stockholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR ALL of the following Directors:		☐	☐	☐

1.	Election of Directors
Nominees

(01) Kevin C. Gorman, Ph.D. (02) Gary A. Lyons (03) Alfred W. Sandrock, Jr., M.D., Ph.D.

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	Advisory vote to approve the compensation paid to the Company’s named executive officers.					☐	☐	☐

The Board of Directors recommends a vote in favor of ONE (1) YEAR frequency:						1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on the frequency of future advisory votes to approve the compensation paid to the Company’s named executive officers.					☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

4.	To approve an Amendment to the Company’s 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 15,500,000 to 17,000,000.					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

5.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.					☐	☐	☐

NOTE: Company to transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date